UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Marriott Vacations Worldwide Corporation
(Name of registrant as specified in its charter)

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Marriott Vacations Worldwide Corporation
6649 Westwood Boulevard
Orlando, Florida 32821
April 3, 2018
Dear Marriott Vacations Worldwide Shareholders:
We are pleased to invite you to attend the 2018 Annual Meeting of Shareholders of Marriott Vacations Worldwide Corporation to be held at 9:00 a.m., Eastern Time, on Tuesday, May 15, 2018 at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida, 32837.
The following Notice of Annual Meeting of Shareholders and Proxy Statement includes information about the matters to be acted upon by shareholders at the Annual Meeting. We hope that you will exercise your right to vote, either by attending the Annual Meeting and voting in person or by voting through other acceptable means as promptly as possible. You may vote through the Internet, by telephone or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker).
Important Notice Regarding the Availability of Proxy Materials
for the 2018 Annual Meeting of Shareholders:
We are mailing many of our shareholders a Notice Regarding the Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a shareholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to shareholders. All shareholders who do not receive the Notice Regarding the Availability of Proxy Materials will receive a full set of our proxy materials.
We appreciate your continued support and interest in Marriott Vacations Worldwide.
Sincerely,

William J. Shaw
Chairman of the Board

Stephen P. Weisz
President and Chief Executive Officer

Marriott Vacations Worldwide Corporation
6649 Westwood Boulevard
Orlando, Florida 32821

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD TUESDAY, MAY 15, 2018
April 3, 2018
The 2018 Annual Meeting of Shareholders of Marriott Vacations Worldwide Corporation will be held at 9:00 a.m., Eastern Time, on Tuesday, May 15, 2018 at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida, 32837. At the meeting, shareholders will act on the following matters:

1.	Election of the two director nominees named in the Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP as Marriott Vacations Worldwide’s independent registered public accounting firm for its 2018 fiscal year;

3.	An advisory resolution to approve executive compensation; and

4.	Any other matters that may properly be presented at the meeting.
Only shareholders of Marriott Vacations Worldwide at the close of business on March 22, 2018, the record date, are entitled to notice of, and to vote at, the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, your enclosed proxy card.
INTERNET AVAILABILITY
We are taking advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 3, 2018, we mailed to shareholders as of the record date a Notice Regarding the Availability of Proxy Materials. If you received a Notice by mail, you will not receive printed copies of the proxy materials, unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and in our 2017 Annual Report, as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions in the Notice.
By order of the Board of Directors,
James H Hunter, IV
Executive Vice President and General
Counsel and Secretary

Throughout this Proxy Statement, we refer to brands that we own, as well as those brands that we license from Marriott International, Inc. or its affiliates, as our brands. Brand names, trademarks, service marks and trade names that we own or license from Marriott International include Marriott Vacation Club®, Marriott Vacation Club Destinations™, Marriott Vacation Club PulseSM, Marriott Grand Residence Club®, Grand Residences by Marriott®, and The Ritz-Carlton Club®. We also refer to Marriott International’s Marriott Rewards® customer loyalty program. We may also refer to brand names, trademarks, service marks and trade names of other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective owners.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Date and Time	Tuesday, May 15, 2018, 9:00 a.m., Eastern Time

Place	JW Marriott Orlando Grande Lakes 4040 Central Florida Parkway Orlando, Florida, 32837

Record Date	March 22, 2018

The mailing to shareholders of the Notice Regarding the Availability of Proxy Materials took place on April 3, 2018.

Proposals to be voted on and Recommendations
Proposal		Our Board’s Vote Recommendation

t	Election of Directors (page 6)	FOR each of the two nominees

t	Ratification of Appointment of Independent Registered Public Accounting Firm (page 6)	FOR

t	Advisory Resolution to Approve Executive Compensation (page 6)	FOR

Highlights of our Corporate Governance Practices

t
Seven of the eight members of our Board of Directors, the Chairman of our Board, and all members of our Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee are independent.

t	We have a Lead Independent Director who presides at executive sessions of our non-management directors and independent directors in the absence of the Chairman and has other responsibilities.

t	All shareholders may vote on the election of all directors who are nominated for election.

t	Only one member of our Board, Mr. Weisz, is a current employee of our Company.

t	Our company does not have a rights plan, or “poison pill.”

Company Performance in 2017

Our company’s results were strong in the year ended December 31, 2017:

t	Full year net income was $227 million, compared to $137 million in 2016, an increase of 65 percent. Fully diluted earnings per share was $8.18, compared to $4.83 in 2016, an increase of 69 percent.

t	Full year Adjusted EBITDA (as defined below) totaled $280 million, an increase of $19 million, or 7 percent, year-over-year.

t
Total full year company contract sales were $803 million, an increase of $79 million, or 11 percent, compared to the prior year. Contract sales in our key North America segment were $729 million, an increase of $83 million, or 13 percent, compared to the prior year. We estimate Hurricane Irma and Hurricane Maria negatively impacted contract sales by approximately $20 million in 2017. Adjusting for that impact, total company and North America contract sales would have increased 14 percent and 16 percent, respectively.

t	Full year North America volume per guest totaled $3,565, a 3 percent increase from 2016. Tours increased 12 percent year-over-year.

t	During 2017, we returned $126 million to our shareholders through the repurchase of 0.8 million shares for $88 million and $38 million in dividends paid.

t
We opened Marriott’s Waikoloa Beach Club, our first resort on the Big Island of Hawaii. We acquired 51 vacation ownership units in Bali, Indonesia that we opened as Marriott’s Bali Nusa Dua Gardens. We also acquired 36 vacation ownership units at our resort in Marco Island, Florida. In 2018, we entered into a capital efficient arrangement with a third party to purchase an operating property located in San Francisco, California that we expect to re-brand as a Marriott Vacation Club Pulse property in 2019.

t
In February 2018, we amended certain agreements with Marriott International. We expect these amendments to provide immediate annualized financial benefits of $3 million resulting from a reduced annual royalty fee plus $15 million to $17 million of benefits from increased annual co-marketing funds associated with Marriott International’s new credit card arrangements and reduced costs of Marriott Rewards points under our existing agreements with Marriott International from planned system-wide reductions in the rates Marriott International charges its loyalty program partners. The amendments also provide for significantly expanded marketing opportunities with Marriott International.

t
We issued $230 million of 1.50% convertible senior notes due 2022. While we had no immediate need for the proceeds, we felt that it was an opportune time for us to add leverage to the company’s balance sheet as we continue to optimize our capital structure.

t	We were recognized by the Aon Hewitt Best Employers program in the countries of Aruba, Australia, France, Ireland, Spain, Thailand, the United Kingdom and the United States.

Adjusted EBITDA is a financial measure that is not prescribed by United States generally accepted accounting principles. Please refer to Appendix A for a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable financial measure prescribed by United States generally accepted accounting principles, as well as our reasons for presenting this measure.

Executive Compensation in 2017

Our executive compensation programs contain features that are intended to embody our compensation principles and promote strong executive compensation corporate governance. Performance-based compensation is a significant component of total pay opportunity for our executive officers. The chart below reflects the percentage of each named executive officer’s total compensation for 2017 that was performance-based:

Under the annual bonus plan in which our executive officers participated in 2017, an aggregate of 70 percent of the payout was based on performance with respect to net income with certain adjustments, Adjusted EBITDA and total contract sales, and resulted in a payout that was at 110.7 percent of the target amount for net income, at 101.9 percent of the target amount for Adjusted EBITDA, and at 97.3 percent of the target amount for total contract sales.

Marriott Vacations Worldwide Corporation
6649 Westwood Boulevard
Orlando, Florida 32821

PROXY STATEMENT
The Board of Directors (the “Board”) of Marriott Vacations Worldwide Corporation (“we,” “us,” “Marriott Vacations Worldwide” or the “Company”) is soliciting shareholders’ proxies in connection with the 2018 Annual Meeting of Shareholders of the Company, and at any adjournment or postponement thereof (the “Annual Meeting”). The mailing to shareholders of the Notice Regarding the Availability of Proxy Materials took place on April 3, 2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2018
The Notice of Annual Meeting and Proxy Statement and our 2017 annual report to shareholders are available at www.proxyvote.com.
QUESTIONS AND ANSWERS ABOUT THE MEETING
Why am I receiving these materials?
Marriott Vacations Worldwide has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies on behalf of the Board of Directors for use at our Annual Meeting. This Proxy Statement describes the matters on which you, as a shareholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?
The U.S. Securities and Exchange Commission (the “SEC”) permits companies to furnish proxy materials to shareholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice Regarding the Availability of Proxy Materials to some shareholders. These shareholders have the ability to access, view and print the proxy materials on a website referred to in the Notice Regarding the Availability of Proxy Materials and request a printed set of proxy materials.
Can I get electronic access to the proxy materials if I received printed materials?
If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of our Annual Meeting. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.
What items will be voted on at the Annual Meeting?
Shareholders will vote on the following items at the Annual Meeting, if each is properly presented at the meeting:
1.Election of the two director nominees named in this Proxy Statement;

2.	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for its 2018 fiscal year;
3.An advisory resolution to approve executive compensation; and
4.Any other matters that may properly be presented at the meeting.
In addition, management will respond to questions from shareholders.

What are the Board’s voting recommendations?
The Board’s recommendation is set forth together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR Items 1, 2 and 3.
Who is entitled to vote?
Only shareholders of record who owned the Company’s common stock at the close of business on March 22, 2018 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 26,561,923 shares of common stock outstanding and entitled to vote on March 22, 2018.
What is the difference between being a record holder and a beneficial owner of shares held in street name?
A record holder holds shares directly in his or her own name with the Company’s transfer agent. Shares held in “street name” refer to shares that are held in the name of a bank or broker on a person’s behalf. Many shareholders hold their shares in street name. For such shares, the bank or broker is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account.
How do I vote?
If you received a Notice Regarding the Availability of Proxy Materials in the mail, you can either vote by Internet (www.proxyvote.com) or in person at the Annual Meeting. You may also vote by mail if you request a paper copy of the materials. Voting instructions are provided on the Notice Regarding the Availability of Proxy Materials.
Record holders that received a copy of this Proxy Statement and accompanying proxy card in the mail can vote by filling out the proxy card and returning it in the postage paid return envelope. Record holders that receive these materials in the mail may also vote in person at the Annual Meeting, by telephone (800-690-6903) or by Internet (www.proxyvote.com). Voting instructions are provided on the proxy card.
If you hold shares in street name, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker.
How will my proxy be voted?
Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than those described above. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.
If you hold shares in street name, your bank or broker is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2) even if you have not provided voting instructions. Your bank or broker is not permitted to use its discretion and vote your shares on non-routine matters (such as Items 1 and 3) if it has not received instructions from you as to how to vote the shares. Therefore, we urge you to give voting instructions to your broker on all three voting items. Shares that are not permitted to be voted by your broker with respect to any non-routine matter are called “broker non-votes.” Broker non-votes are not considered votes for or against, or entitled to vote with respect to, any of the non-routine proposals to be voted on at the Annual Meeting and will have no direct impact on any such non-routine proposal.
What if I don’t mark the boxes on my proxy?
Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.
What constitutes a quorum?
The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How many votes are needed to approve an item?
Directors will be elected by a plurality of all the votes cast at the Annual Meeting, either in person or represented by a properly completed or authorized proxy. This means that the two nominees who receive the highest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.
The affirmative vote of shares representing a majority in voting power of the votes cast, present in person or represented by proxy and entitled to vote at the meeting is necessary for approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be counted as votes cast but will count as present and entitled to vote and therefore will have the effect of a negative vote.
Broker non-votes will not be counted as entitled to vote for Item 1 or Item 3 and therefore will have no effect on the outcome of these Items. Item 2 is a routine matter on which brokers may vote even if they have not received voting instructions; therefore, there will not be any broker non-votes with respect to Item 2.
Who can attend the Annual Meeting?
Only shareholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.
What do I need to bring to the Annual Meeting?
Beneficial owners whose ownership is registered under another party’s name and who plan to attend the Annual Meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Jeffrey A. Hansen, Vice President – Investor Relations, Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at the Company’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Annual Meeting. Shareholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Annual Meeting.
Can I go to the Annual Meeting if I vote by proxy?
Yes. Attending the Annual Meeting does not revoke your proxy.
Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

•	returning a later-dated signed proxy card;

•	delivering a written notice of revocation to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Corporate Secretary;

•	voting by telephone or the Internet until 11:59 p.m., Eastern Time, on May 14, 2018; or

•	voting in person at the meeting.
If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

PROPOSALS TO BE VOTED ON
Item 1 – Election of Directors
The Board consists of eight members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class III directors expires at the 2018 Annual Meeting of Shareholders. The Board proposes that Melquiades R. Martinez and Stephen P. Weisz, each of whom is currently serving as a Class III director, be re-elected as Class III directors for a new term of three years expiring at the 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.
Each of the nominees has consented to be named as a nominee and to serve as a director if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
Information about the nominees, as well as the current Class I and Class II directors, along with their present positions, their principal occupations and directorships held with other publicly traded companies during the past five years, their ages and the year they were first elected as a director of the Company, are set forth below beginning on page 8.
Our Board of Directors recommends that you vote FOR each of the two director nominees.
Item 2 – Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. In addition, the Audit Committee considers the independence of our independent registered public accounting firm and participates in the selection of such firm’s lead engagement partner. The Audit Committee of the Board has appointed Ernst & Young as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year. Ernst & Young, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since our spin-off (the “Spin-Off”) from Marriott International, Inc. (“Marriott International”) in November 2011. Ernst & Young will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.
Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young’s 2017 and 2016 fees on page 16.
Although the Audit Committee has discretionary authority to appoint the independent auditor, the Board is seeking shareholder ratification of the appointment of the independent auditor as a matter of good corporate governance. The Board of Directors and the Audit Committee believe that the continued retention of Ernst &Young as the Company’s independent auditor is in the best interests of the Company and its shareholders. If the appointment of Ernst & Young is not ratified by shareholders, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
Our Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for its 2018 fiscal year.
Item 3 – Advisory Resolution to Approve Executive Compensation
We are asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Policy Committee has structured our executive compensation program to achieve the following key objectives:

•	Executive officers should be paid in a manner that is primarily focused on driving shareholder value.

•	Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve current year as well as longer-term objectives.

•	The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice.
Our executive compensation programs have a number of features designed to promote these objectives. These features are discussed beginning on page 20.
We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 35 through 44, which provide detailed information about the compensation of our named executive officers. The Compensation Policy Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Marriott Vacations Worldwide Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Shareholders.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Policy Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and accordingly, after the 2018 Annual Meeting, the next advisory vote on the compensation of our named executive officers is expected to occur at our 2019 Annual Meeting of Shareholders.
Our Board of Directors recommends that you vote FOR the approval of the advisory resolution to approve executive compensation.
CORPORATE GOVERNANCE
Summary of our Corporate Governance Practices
The following are some highlights of our corporate governance practices.

•	Seven of the eight members of our Board are independent.

•	All members of our Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee are independent.

•	The Chairman of our Board of Directors is independent.

•	We have a Lead Independent Director who presides at executive sessions of our non-management directors and independent directors in the absence of the Chairman and has other responsibilities.

•	Our Board has adopted Corporate Governance Principles that meet or exceed the New York Stock Exchange (“NYSE”) Listing Standards.

•	No incumbent director attended fewer than 75 percent of the meetings of the Board or any Committee on which such director served during our 2017 fiscal year.

•	Our Board is divided into three classes of directors that are of equal size to the extent possible, with the directors in each class elected every three years.

•	All shareholders may vote on the election of all directors who are nominated for election.

•	There are no family relationships between any of our directors or executive officers.

•	Only one member of our Board, Mr. Weisz, is a current employee of the Company.

•
Our Corporate Governance Principles provide that members of our Board who are chief executive officers of publicly traded companies may serve on the boards of up to two publicly traded companies, including our Board; other directors may serve on up to five. All of our directors comply with this requirement and none of our directors serve on the boards of more than three such companies in addition to the Company.

•	Other than Mr. Weisz, who serves on our Board, none of our executive officers serve on the board of directors of any publicly traded company.

•	We do not have a rights plan, or “poison pill.”

Our Board of Directors
The biography of each of our directors, as well as the qualifications and experiences each director brings to our Board, is set forth below. The age shown below for each director is as of May 15, 2018, which is the date of the Annual Meeting.
Nominees for Director Whose Terms Would Expire at the 2021 Annual Meeting of Shareholders
The Board has nominated two directors to be elected at the Annual Meeting to serve for a three-year term ending with the 2021 Annual Meeting of Shareholders, or until a director’s successor is duly elected and qualified, or his or her earlier death, resignation or removal. Each nominee is currently a director of the Company and has agreed to serve if elected.

Melquiades R. Martinez

Mr. Martinez, 71, has served as a director of the Company since November 2011. He has served as Chairman of the Southeast and Latin America of JPMorgan Chase & Co., an investment and financial services company, since July 2010. Prior to that, he was a partner in the law firm DLA Piper from September 2009. Mr. Martinez served as a U.S. Senator from Florida from January 2005 through September 2009. He also served as Chairman of the Republican Party from November 2006 through October 2007, as Secretary of the U.S. Department of Housing and Urban Development from 2001 to 2004, and as Mayor of Orange County, Florida from November 1998 to January 2001. Mr. Martinez is a director of NVR, Inc., the publicly traded parent company of home construction companies Ryan Homes, NVHomes, Heartland Homes and Fox Ridge Homes. He also serves on the Advisory Board of Securiport LLC, a company that designs and implements civil aviation security, biometric screening, immigration control and threat assessment systems.

Mr. Martinez provides our Board with the benefit of his vast experience in the public and private sector and his in-depth knowledge of and relationships within the Florida community, where our headquarters are located. The Board also benefits from his legal experience and knowledge of the legislative and regulatory processes.

Stephen P. Weisz, President and Chief Executive Officer

Mr. Weisz, 67, has served as a director of the Company since November 2011, as our President since 1996 and as our Chief Executive Officer since 2011. Mr. Weisz joined Marriott International in 1972. Over his 39-year career with Marriott International, he held a number of leadership positions in the Lodging division, including Regional Vice President of the Mid-Atlantic Region, Senior Vice President of Rooms Operations, and Vice President of the Revenue Management Group. Mr. Weisz became Senior Vice President of Sales and Marketing for Marriott Hotels, Resorts & Suites in 1992 and Executive Vice President-Lodging Brands in 1994 before being named to lead the Company in 1996. He is the Immediate Past Chairman of the Board of Directors of the American Resort Development Association. Mr. Weisz is also the Immediate Past Chairman of the Board of Trustees of Children’s Miracle Network.

Mr. Weisz brings to the Board the extensive lodging and vacation ownership industry expertise he developed during his over 45 years in the industry, including 39 years with Marriott International, as well as corporate leadership experience from his service as our President since 1996 and his prior service as Chairman of the Board of Directors of the American Resort Development Association.

Directors Whose Terms Expire at the 2020 Annual Meeting of Shareholders

William J. Shaw, Chairman

Mr. Shaw, 72, has served as a director of the Company since July 2011 and as Chairman of our Board since November 2011. He served as Vice Chairman of Marriott International, a publicly traded international lodging and hospitality company, from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He joined Marriott International in 1974 and was named Corporate Controller in 1979 and a Corporate Vice President in 1982. In 1986, Mr. Shaw was named Senior Vice President-Finance and Treasurer of Marriott International. He became Chief Financial Officer and Executive Vice President of Marriott International in 1988. In 1992, he was named President of the Marriott Service Group. Mr. Shaw serves on the Board of Directors of Carlyle Group Management L.L.C., the general partner of The Carlyle Group, L.P., and on the Board of Directors of DiamondRock Hospitality Company, a publicly traded lodging real estate investment trust (“REIT”). He also serves on the Board of Trustees of the University of Notre Dame and the Board of Trustees of Suburban Hospital. In the past five years, Mr. Shaw served on the Board of Trustees of three funds in the American Family of Mutual Funds.

Mr. Shaw brings to the Board extensive management experience with Marriott International, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer. Mr. Shaw also has experience as a board member of publicly traded companies.

C.E. Andrews

Mr. Andrews, 66, has served as a director of the Company since April 2013. Mr. Andrews has served as a member of the Board of Directors of, and an advisor to, MorganFranklin Consulting, a business consulting and technology solutions company, since April 2017; from May 2013 to March 2017, he served as its Chief Executive Officer. From June 2009 until February 2012, Mr. Andrews was the president of RSM McGladrey Business Services, Inc., an audit and accounting services provider. Prior to that, Mr. Andrews served as the president of SLM Corporation (Sallie Mae), which originates, services and collects student loans. He joined Sallie Mae in 2003 as the Executive Vice President of Accounting and Risk Management, and held the title of Chief Financial Officer from 2006 to 2007. Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen, LLP, an accounting firm. He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002. Mr. Andrews serves on the Boards of Directors of Washington Mutual Investors Fund and NVR, Inc., the publicly traded parent company of home construction companies Ryan Homes, NVHomes, Heartland Homes and Fox Ridge Homes. In addition, he serves on the Board of Directors of Vemo Education, Inc., a privately-held company that develops customized, value-oriented student financing programs, and the Advisory Board of Coastal Cloud LLC, a consulting firm that focuses on migration to next-generation technologies. Mr. Andrews also serves on the Boards of Directors of Junior Achievement and The Global Good Fund. In the past five years, Mr. Andrews served on the Board of Directors of WashingtonFirst Bankshares, Inc.

Mr. Andrews brings to the Board, and particularly to the Audit Committee, the extensive financial and accounting expertise that he obtained over his thirty year career in public accounting, as well as through his role as Chief Financial Officer of Sallie Mae. Mr. Andrews also has experience as a board member and an officer of publicly traded companies.

William W. McCarten

Mr. McCarten, 69, has served as a director of the Company since November 2011. He has served as non-executive Chairman of the Board of DiamondRock Hospitality Company, a publicly traded lodging REIT, since January 2010. He was Executive Chairman of DiamondRock from September 2008 to December 2009. Prior to that, he was Chairman and Chief Executive Officer of DiamondRock from its inception in 2004 until September 2008. From 1979 through 2003, Mr. McCarten worked at Marriott International and companies that operated businesses that were previously part of Marriott International or its predecessors, where he held a number of executive positions, including President of the Services Group and President and Chief Executive Officer of HMSHost Corporation, a publicly traded company, and he served as a consultant to Marriott International from January 2004 to June 2004. Mr. McCarten is also a director of Cracker Barrel Old Country Store, Inc., a publicly traded company.

Mr. McCarten provides the Board with the benefit of his extensive experience in the hospitality industry and capital markets, including his service as Chief Executive Officer of two publicly traded companies and as a board member of publicly traded companies. He is a former certified public accountant who has a strong familiarity with accounting and financial reporting matters.

Directors Whose Terms Expire at the 2019 Annual Meeting of Shareholders

Raymond L. Gellein, Jr.

Mr. Gellein, 70, has served as a director of the Company since November 2011. From November 2012 until his retirement in December 2015, he served as Chairman of the Board, Chief Executive Officer and President of Strategic Hotels & Resorts, Inc., a publicly traded REIT with a portfolio of luxury hotels. From August 2010 to November 2012, he served as Strategic Hotels & Resorts’ non-executive Chairman, and from August 2009 to December 2015, as a director. He served as President of the Global Development Group of Starwood Hotels & Resorts Worldwide, Inc., a publicly traded hotel and leisure company, from July 2006 through March 2008, and as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., a subsidiary of Starwood Hotels & Resorts Worldwide, Inc., from October 1999 to July 2006. Mr. Gellein is also Chair Emeritus of the American Resort Development Association and serves as Vice Chairman and Treasurer of the Mind and Life Institute.

Based on his past roles with Strategic Hotels & Resorts and Starwood, Mr. Gellein brings to the Board vast leadership experience in the hospitality and lodging industries with a particular expertise in the vacation ownership sector. As a result of these roles, Mr. Gellein also has experience as an executive officer and board member of publicly traded companies. As a past Chairman of the Board of Directors of the American Resort Development Association, he also has extensive knowledge of the legislative and regulatory issues related to the vacation ownership business.

Thomas J. Hutchison III

Mr. Hutchison, 76, has served as a director of the Company since November 2011. Since October 2008, Mr. Hutchison has served as Chairman of Legacy Hotel Advisors, LLC and Legacy Healthcare Advisors, LLC, industry consulting firms of which he is the principal founder. From January 2000 through 2007, he served in various executive positions at CNL Financial Group, Inc., including as Chief Executive Officer of CNL Hotels & Resorts, a publicly traded REIT, and CNL Retirement, a REIT with investments in senior facilities and medical real estate. Mr. Hutchison is also a member of the Board of Trustees of Hersha Hospitality Trust, a publicly traded REIT, and a director of Target Healthcare REIT Ltd., a company traded on the London Stock Exchange. In 2017, Mr. Hutchison was appointed by the Secretary of the Interior to be a member of the Board of Directors of the National Park Foundation.

Mr. Hutchison brings to the Board his over 40 years of senior leadership experience in the lodging, hospitality, travel, and real estate development and finance industries. Mr. Hutchison also has extensive business development experience and experience as a board member of publicly traded companies.

Dianna F. Morgan

Ms. Morgan, 66, has served as a director of the Company since April 2013. She retired in 2001 from a 30-year career with Walt Disney World Company, a subsidiary of The Walt Disney Company, a publicly traded entertainment company, where she served most recently as Senior Vice President of Public Affairs and Senior Vice President of Human Resources for Walt Disney World Company. During her tenure at Walt Disney World Company, she oversaw the Disney Institute, a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. She served on the Board of Trustees for the University of Florida from 2001 to 2011, and as its Chair from 2007 to 2009. Ms. Morgan also previously served as Chairman of the national board for the Children’s Miracle Network and as Chairman of the Board of Directors of Orlando Health. She currently serves on the Board of Directors of CNL Healthcare Properties, Inc. and Chesapeake Utilities Corporation and the Board of Trustees of Hersha Hospitality Trust, a publicly traded REIT. Within the last five years, she served on the Board of Directors of CNL Bancshares, Inc.

As an accomplished senior manager at Walt Disney World Company in various areas, Ms. Morgan brings to the Board best practice expertise in human capital and the customer experience. Ms. Morgan’s previous experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided her with extensive knowledge of leadership development programs and organizational culture. In addition, Ms. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. She also has extensive experience as a board member of publicly traded and private companies.

Summary of Director Attributes and Skills

Our Board members have a diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following highlights the key characteristics the Board believes qualifies its current members to serve the interests of our shareholders. This summary is not a complete description of the skills and attributes of our Board members, and additional information can be found in their biographies above.

Corporate Leadership experience is important because directors with experience running public companies, private companies or other large organizations (including government organizations) typically possess strong leadership qualities and the ability to identify and help develop those qualities in others.
	●	●	●	●	●	●	●	●
Independence satisfies the independence requirement of the NYSE and our Corporate Governance Guidelines.	●	●	●	●	●	●	●
Diversity adds perspective through diversity in, among other areas, gender, ethnic background and race.					●		●
Financial & Capital Markets experience helps Board members advise on our capital structure and financing and investing activities.	●	●	●	●		●
Accounting & Financial Reporting experience is important in overseeing our financial reporting and internal controls to assure transparency and accuracy.	●	●				●
Mergers & Acquisitions experience supports our goal of selectively pursuing compelling new business opportunities.	●	●	●	●		●
Public Company Board Service & Governance experience supports our goals of strong Board and management accountability, transparency and protection of shareholder interests.	●	●	●	●	●	●	●	●
Risk Management experience supports oversight of our processes for assessing and managing risk.	●	●	●	●	●	●	●	●
Strategic Planning experience allows the Board to evaluate and challenge our strategic plans.	●	●	●	●	●	●	●	●
Global Expertise experience supports our goal of continuing growth globally, including in our Asia Pacific segment.	●	●		●	●			●
Vacation Ownership & Lodging Industry experience is important in overseeing the development and implementation of our business strategy and operating plan.	●		●	●		●	●	●
Legal, Regulatory & Government Relations experience is relevant because we operate in a heavily regulated industry that is directly affected by governmental actions.	●	●	●	●	●	●	●	●
Compliance experience helps set the tone at the top to encourage our employees to act ethically and legally at all times.	●	●			●	●		●
Sales & Marketing/Consumer Insights experience is important in understanding the consumer-driven aspects of our business in order to deliver outstanding products and services.			●	●			●	●
Real Estate & Business Development experience is important in understanding and reviewing our business and strategy.	●		●	●		●		●
Human Capital, Professional Development & Organizational Culture experience is valuable in helping us attract, motivate and retain top candidates for positions throughout our global workforce.	●	●	●		●	●	●	●
Technology & Cybersecurity/Digital & Social Media experience is relevant as we look for ways to enhance the customer experience and internal operations and assess and address the risks associated with our cyber activities.
	●	●						●

Board Leadership Structure
Mr. Shaw serves as the Chairman of the Board. Our Corporate Governance Principles provide that an independent director will serve as Lead Independent Director, as recommended by the Nominating and Corporate Governance Committee and selected by the Board. Mr. Martinez currently serves as Lead Independent Director. When the position of Chairman is held by an independent director, such as Mr. Shaw, the Lead Independent Director’s responsibilities include: (1) setting the agenda for and presiding over the executive sessions of the non-management directors and independent directors in the Chairman’s absence; (2) participating with the Chairman in setting agendas and schedules for Board meetings; (3) chairing Board meetings in the Chairman’s absence; and (4) acting as a liaison between the independent directors and the Chairman. The Lead Independent Director also has the authority to call additional executive sessions as appropriate. The Board believes that its current leadership structure, which includes both an independent Chairman and a Lead Independent Director, improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and provides support to the Chairman in his critical role.
Seven of our eight directors are independent, and the Audit Committee, Compensation Policy Committee and Nominating and Corporate Governance Committee are comprised solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.
We believe that the separation of the roles of Chairman and Chief Executive Officer, and the oversight by the independent directors, is the optimal leadership structure for the Company and our shareholders at this time, because it allows our Chief Executive Officer to focus on his duties while benefitting from the Chairman’s significant experience at Marriott International and in the hospitality industry.
During 2017, the Board engaged an independent third-party consultant as part of its annual Board evaluation process to conduct individual interviews with each director and certain senior executives and perform a comprehensive analysis of the Board’s governance, structure, evaluation process and overall effectiveness. The results were positive and confirmed our Board’s commitment to high levels of Board effectiveness and governance.
Selection of Director Nominees
The Nominating and Corporate Governance Committee identifies and recruits candidates for election to the Board. The Nominating and Corporate Governance Committee evaluates the composition of the Board at least annually to assess the skills and experience that are currently represented on the Board as a whole, and in individual directors, as well as the skills and experience that the Board may find valuable in the future. The Nominating and Corporate Governance Committee selects and recommends to the Board director candidates based on the Nominating and Corporate Governance Committee’s evaluation of each candidate’s character, judgment, personal and professional ethics, personal and professional integrity, values, background experience, technical skills, affiliations, familiarity with national and international issues affecting our business and demonstrated exceptional ability and judgment. Although we do not have a formal policy regarding diversity, our Board views diversity as a priority and seeks diverse representation among its members and evaluates its effectiveness in accounting for diversity as part of its annual evaluation of the composition of the Board. Candidates are selected who not only bring a depth of experience but also provide skills and knowledge complementary to the Board and our business. Candidates must be committed to representing the long-term interests of our shareholders and fulfilling a director’s duties and responsibilities, which include attending Board meetings and our annual shareholder meeting, and preparing for Board meetings by advance review of any meeting materials. The Nominating and Corporate Governance Committee recommends to the Board the Company’s candidates for election or reelection to the Board at each annual meeting of shareholders, as well as candidates to be elected by the Board as necessary to fill vacancies and newly created directorships. The Board proposes a slate of nominees to the shareholders for election to the Board. The Board also determines the number of directors on the Board.
The Nominating and Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, officers and employees of the Company, and other sources that the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee will also consider candidates for Board membership recommended by shareholders. Shareholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Corporate Secretary.
The supporting information should include the information required by our Bylaws in connection with the nominations of persons for election to the Board. The Nominating and Corporate Governance Committee will evaluate all candidates, regardless of source, in light of the Board-approved criteria.

Corporate Governance Principles
Our Board has adopted Corporate Governance Principles that meet or exceed the NYSE Listing Standards and establish a framework for the governance of the Company. The full text of the Corporate Governance Principles can be found in the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance.” A copy may also be obtained upon request from our Corporate Secretary. Our Corporate Governance Principles establish the limit on the number of boards of publicly-traded companies on which the Company’s directors may serve at two, including our Board, for directors who are chief executive officers of publicly traded companies, and five for other directors. Our Corporate Governance Principles also establish the limit on the number of audit committees of publicly traded companies on which members of the Company’s Audit Committee may serve, including our Audit Committee, at three.
Director Independence
Our Corporate Governance Principles provide that at least a majority of the Board will consist of independent directors. An “independent” director is a director who meets the NYSE definition of independence, as determined by the Board. To be considered “independent,” the Board must determine that a director has no direct or indirect material relationship with the Company. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee. The Board undertook its most recent annual review of director independence in February 2018. As a result of this review, the Board affirmatively determined that seven of our eight directors are independent: Mr. Andrews, Mr. Gellein, Mr. Hutchison, Mr. Martinez, Mr. McCarten, Ms. Morgan and Mr. Shaw. Mr. Weisz is not independent as a result of his employment with the Company.
In assessing director independence, the Board considered relationships with the Company over the past three years, because the NYSE Listing Standards “look back” three years when evaluating a director’s independence. Specifically, the Board considered that Mr. Martinez is an employee of JP Morgan Chase & Co. (“JPMorgan”), a company that provides various financial and banking services to us, including acting as the lead bank in the syndicate of banks in our revolving corporate credit facility. During 2017, JPMorgan also acted as a bookrunning manager and initial purchaser in connection with our convertible debt offering and in connection with that offering also entered into hedge transactions with, and purchased warrants from, us. Mr. Martinez is not an executive officer of JPMorgan and does not work in the business units of JPMorgan that provide services to us or were involved in our convertible debt offering. In addition, payments that we made to or received from JPMorgan were less than one percent of JPMorgan’s consolidated gross annual revenues in each of the last three fiscal years. The Board further considered that Mr. Shaw and Mr. McCarten are affiliated with a company that does business in the ordinary course with the Company and that the payments fell below the thresholds contained in the NYSE Listing Standards regarding director independence. The Board also considered that Mr. Hutchison and Ms. Morgan are affiliated with a company that does business in the ordinary course with the Company and that the payments made to such company fell below the thresholds contained in the NYSE Listing Standards regarding director independence.
Board and Committee Meetings and Attendance
Our Board met seven times in 2017. No incumbent director attended fewer than 75 percent of the meetings of the Board or any Committee on which such director served. Directors are expected to attend annual meetings of shareholders, and each of our directors attended the 2017 Annual Meeting of Shareholders.
Committees of our Board
The Board has three standing committees: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. The Board has adopted a written charter for each committee, and those charters are available in the Investor Relations section of our website (www.marriottvacationsworldwide.com) by clicking on “Corporate Governance.” Copies of the committee charters also may be obtained upon request from our Corporate Secretary. Other committees may also be established by our Board from time to time. The composition of our committees is set forth in the chart below.

Audit Committee	Compensation Policy Committee	Nominating and Corporate Governance Committee
William W. McCarten (Chair) C.E. Andrews Raymond L. Gellein, Jr. Thomas J. Hutchison III	Thomas J. Hutchison III (Chair) Raymond L. Gellein, Jr. William W. McCarten Dianna F. Morgan	Melquiades R. Martinez (Chair) C.E. Andrews Raymond L. Gellein, Jr. Thomas J. Hutchison III William W. McCarten Dianna F. Morgan

Audit Committee
The Board has determined that each of the members of the Audit Committee is independent as defined under our Corporate Governance Principles, the NYSE Listing Standards and applicable SEC rules for audit committee members. The Audit Committee met eight times in 2017. There is unrestricted access between the Audit Committee and the independent auditor and internal auditors. The Board has determined that all members of the Audit Committee are financially literate, and that Mr. Andrews and Mr. McCarten each possesses accounting or related financial management expertise within the meaning of the NYSE Listing Standards and qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.
The responsibilities of the Audit Committee include, among other things:

•	appointing, retaining, overseeing and determining the compensation of our independent auditor;

•	approving all terms and fees associated with any audit engagement of our independent auditor;

•	overseeing our accounting, reporting, and financial practices;

•	overseeing our internal control environment and compliance with legal and regulatory requirements;

•	overseeing our independent auditor’s qualifications and independence; and

•	overseeing the performance of our internal audit function and the independent auditor.
The Audit Committee meets at least annually with representatives of our Disclosure Committee, a management committee that assists in ensuring the Company’s public disclosures are accurate and timely. A shareholder may receive a copy of the Disclosure Committee’s charter upon request from our Corporate Secretary.
Compensation Policy Committee
The Board has determined that each of the members of the Compensation Policy Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards for compensation committee members. The Compensation Policy Committee met four times in 2017.
The responsibilities of the Compensation Policy Committee include, among other things:

•	assisting the Board in discharging its responsibilities relating to executive compensation;

•	overseeing our overall compensation structure, policies and programs;

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer;

•	overseeing the evaluation and setting the compensation of our other executive officers;

•	maintaining plans for executive succession; and

•	reviewing the compensation of non-employee directors and recommending any changes in compensation to the Board.
Nominating and Corporate Governance Committee
The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under our Corporate Governance Principles and the NYSE Listing Standards. The Nominating and Corporate Governance Committee met five times in 2017.
The responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	identifying and evaluating director candidates;

•	recommending to the Board director candidates for election;

•	recommending to the Board implementation of corporate governance principles and annually reviewing and recommending changes to these principles as appropriate;

•	reviewing our conflict of interest and related party transactions policies and approving certain related party transactions as provided for in such policies; and

•	performing a leadership role in shaping our corporate governance.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors
Our Corporate Governance Principles require the Board to have at least two regularly scheduled executive sessions a year for the non-management directors without management present, and require the independent directors to meet in executive session at least annually. The Chairman, who is currently Mr. Shaw, presides at such executive sessions.
Risk Oversight
Our Board is responsible for overseeing our processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions. In performing its oversight responsibilities, our Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing us. The Board believes that its risk oversight process would be effective under a variety of Board leadership structures, and therefore, it does not materially affect the Board’s choice of leadership structure.
The Board has delegated certain risk oversight functions to the Audit Committee. In accordance with NYSE requirements and as set forth in its charter, the Audit Committee periodically reviews and discusses our business and financial risk management and risk assessment policies and procedures with senior management, our independent auditor and the Chief Audit Executive. The Audit Committee incorporates its risk assessment function into its reports to the Board.
In addition, the Compensation Policy Committee evaluates any incentives and risks arising from or related to our compensation programs and plans and assesses whether the incentives and risks are appropriate. As discussed in the Compensation Discussion and Analysis below, the Compensation Policy Committee believes that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.
Communications with the Board
Anyone, including a shareholder, may communicate a concern about the Company’s conduct, or about our accounting, internal accounting controls or auditing matters, directly to the Chairman of the Board, to the Chair of the Nominating and Corporate Governance Committee (who is currently also the Lead Independent Director), to the independent directors, to the non-management/independent directors as a group, or to the Audit Committee. Such communications may be confidential and/or anonymous and may be emailed to business.ethics@mvwc.com or submitted in writing to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Chief Audit Executive. All such concerns are forwarded to the appropriate directors for their review, and are reviewed and addressed by us in the same way that we address other concerns.
Code of Conduct
Our Board has adopted a code of conduct, our Business Conduct Guide, that applies to all of our directors, officers and associates, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Our Business Conduct Guide is available in the Investor Relations section of our website (www.marriottvacationsworldwide.com) and is accessible by clicking on “Corporate Governance.” Any amendments to our Business Conduct Guide and any grant of a waiver from a provision of our Business Conduct Guide requiring disclosure under applicable SEC rules will be disclosed at the same location as the Business Conduct Guide in the Investor Relations section of our website located at www.marriottvacationsworldwide.com.
AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES
Report of the Audit Committee
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditor is engaged to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed the audited financial statements, together with the results of management’s assessment of the internal controls over financial reporting, with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditor those matters required to be discussed by the independent auditor with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.
Members of the Audit Committee:
William W. McCarten, Chair
C.E. Andrews
Raymond L. Gellein, Jr.
Thomas J. Hutchison III
Pre-Approval of Independent Auditor Fees and Services Policy
The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services provided by our principal independent auditor on an annual basis and as needed. The Audit Committee has delegated authority to the Audit Committee Chair to pre-approve principal independent auditor services where we deem it necessary or advisable that such services commence prior to the next regularly scheduled meeting (provided that the Audit Committee Chair informs the Audit Committee of any such services and the estimated fees that were pre-approved at the next scheduled in-person meeting). During 2017, all such services were pre-approved by the Audit Committee.
Independent Registered Public Accounting Firm Fee Disclosure
The following table presents aggregate fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young, for the audit of our annual financial statements for fiscal 2017 and fiscal 2016 and aggregate fees billed in fiscal 2017 and fiscal 2016 for audit-related services, tax services and all other permissible non-audit services rendered by our independent registered public accounting firm. The Audit Committee approved all of the fees presented in the table below. The Audit Committee is also responsible for overseeing the fee negotiations associated with the retention of Ernst & Young for the audit of our financial statements and internal control over financial reporting.

	2017	2016
Audit Fees(1)	$4,268,300	$3,371,591
Audit-Related Fees(2)	189,400	187,600
Tax Fees(3)	—	254,000
All Other Fees	—	—
Total Fees	$4,457,700	$3,813,191
___________________________

(1)
Audit Fees principally consist of fees for audits of our financial statements, reviews of our quarterly financial statements and related reports, reviews of registration statements and certain periodic reports filed with the SEC and fees for statutory audits of our international subsidiaries.

(2)	Audit-Related Fees principally consist of fees billed in connection with special projects and agreed upon procedures.

(3)	Tax Fees principally consist of fees billed in connection with tax consulting and advisory services.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis
Our executive officers for whom compensation information is presented in the Summary Compensation Table below, who we refer to as our “named executive officers,” are:

Name	Title
Stephen P. Weisz	President and Chief Executive Officer
John E. Geller, Jr.	Executive Vice President and Chief Financial and Administrative Officer
R. Lee Cunningham	Executive Vice President and Chief Operating Officer
Lizabeth Kane-Hanan	Executive Vice President and Chief Growth and Inventory Officer
Brian E. Miller	Executive Vice President and Chief Sales and Marketing Officer
Executive Summary
Our seasoned management team is led by Stephen P. Weisz, our President and Chief Executive Officer, who has served as President of the Company since 1996 and has over 45 years of combined experience at Marriott Vacations Worldwide and Marriott International. Our nine executive officers have an average of over 28 years of total combined experience at Marriott Vacations Worldwide and Marriott International, with more than half of those years spent leading our business. We believe our management team’s extensive public company and vacation ownership industry experience has enabled us to achieve solid performance and will enable us to continue to respond quickly and effectively to changing market conditions and consumer trends.
Our executive compensation program is designed to embody our compensation principles and includes the following key elements:

•	base salary, which provides our named executive officers a fixed level of compensation;

•	annual bonus, which encourages the achievement of current year objectives; and

•	stock based awards, which align the long-term interests of our named executive officers with the interests of our shareholders and encourage the achievement of longer-term objectives.
Company Performance in 2017
We have been a pioneer in the vacation ownership industry since 1984, when Marriott International became the first company to introduce a lodging-branded vacation ownership product. Our company’s results were strong in the year ended December 31, 2017:

•	Full year net income was $227 million, compared to $137 million in 2016, an increase of 65 percent. Fully diluted earnings per share was $8.18, compared to $4.83 in 2016, an increase of 69 percent.

•	Full year Adjusted EBITDA (as defined below) totaled $280 million, an increase of $19 million, or 7 percent, year-over-year.

•
Total full year company contract sales were $803 million, an increase of $79 million, or 11 percent, compared to the prior year. Contract sales in our key North America segment were $729 million, an increase of $83 million, or 13 percent, compared to the prior year. We estimate Hurricane Irma and Hurricane Maria negatively impacted contract sales by approximately $20 million in 2017. Adjusting for that impact, total company and North America contract sales would have increased 14 percent and 16 percent, respectively.

•	Full year North America volume per guest totaled $3,565, a 3 percent increase from 2016. Tours increased 12 percent year-over-year.

•	During 2017, we returned $126 million to our shareholders through the repurchase of 0.8 million shares for $88 million and $38 million in dividends paid.

•
We opened Marriott’s Waikoloa Beach Club, our first resort on the Big Island of Hawaii. We acquired 51 vacation ownership units in Bali, Indonesia that we opened as Marriott’s Bali Nusa Dua Gardens.  We also acquired 36 vacation ownership units at our resort in Marco Island, Florida. In 2018, we entered into a capital efficient arrangement with a third party to purchase an operating property located in San Francisco, California that we expect to re-brand as a Marriott Vacation Club Pulse property in 2019.

•
In February 2018, we amended certain agreements with Marriott International. We expect these amendments to provide immediate annualized financial benefits of $3 million resulting from a reduced annual royalty fee plus $15 million to $17 million of benefits from increased annual co-marketing funds associated with Marriott International’s new credit card arrangements and reduced costs of Marriott Rewards points under our existing agreements with Marriott International from planned system-wide reductions in the rates Marriott International charges its loyalty program partners. The amendments also provide for significantly expanded marketing opportunities with Marriott International.

•
We issued $230 million of 1.50% convertible senior notes due 2022. While we had no immediate need for the proceeds, we felt that it was an opportune time for us to add leverage to the company’s balance sheet as we continue to optimize our capital structure.

•	We were recognized by the Aon Hewitt Best Employers program in the countries of Aruba, Australia, France, Ireland, Spain, Thailand, the United Kingdom and the United States.
Adjusted EBITDA is a financial measure that is not prescribed by United States generally accepted accounting principles (“GAAP”). Please refer to Appendix A for a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable GAAP financial measure, as well as our reasons for presenting this measure. We calculate volume per guest by dividing vacation ownership contract sales, excluding fractional sales, telesales and other sales that are not attributed to a tour at a sales location, by the number of tours at sales locations in a given period. We believe that this operating metric is valuable in evaluating the effectiveness of the sales process as it combines the impact of average contract price with the number of touring guests who make a purchase.
Compensation Actions in 2017
The Compensation Policy Committee made the following key compensation decisions for 2017:

•	Base Salary. The Compensation Policy Committee made salary adjustments for our named executive officers in February 2017, effective as of December 31, 2016.

•
Annual Bonus. For 2017, the Compensation Policy Committee established a management bonus plan (the “Bonus Plan”) for the named executive officers, intended to reward them for achievement of pre-established financial, operational and associate objectives. The financial objectives, with respect to which 70 percent of the amounts payable under the Bonus Plan could be earned, consisted of Adjusted EBITDA, Net Income as Adjusted and Total Contract Sales (which are defined below). These objectives were selected because they are important indicators of the Company’s profitability and sustainability. With respect to the financial objectives, the payout for each named executive officer for 2017 was at 101.9 percent of the target amount (but below the maximum amount) for Adjusted EBITDA, at 110.7 percent of the target amount (and at the maximum amount) for Net Income as Adjusted, and at 97.3 percent of the target amount for Total Contract Sales.

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Equity Compensation. In February 2017, the Compensation Policy Committee approved the annual equity awards for 2017 for our named executive officers. The awards were a combination of performance-based stock units (“Performance Units”), stock appreciation rights (“SARs”) and restricted stock units (“RSUs”), with 45 percent of each named executive officer’s total equity compensation consisting of Performance Units, 30 percent consisting of SARs and 25 percent consisting of RSUs, based on grant date value.

Corporate Governance and Best Practices
Our executive compensation programs contain features that are intended to embody our compensation principles and promote strong executive compensation corporate governance.

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Performance-based compensation is a significant component of total pay opportunity for our executive officers. The chart below reflects the percentage of each named executive officer’s total compensation for 2017 as reflected in the Summary Compensation Table that was performance-based (amounts earned as annual bonus and sales incentive compensation by the named executive officer for 2017 and the grant date value of the portion of the equity compensation that consisted of Performance Units and SARs):

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Annual cash compensation awards are designed to reward the achievement of pre-established financial objectives, individual achievement objectives, customer/guest satisfaction objectives and associate engagement objectives.

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We have a long-term incentive plan with share-based payouts at the end of three-year performance periods that rewards executives for meeting key financial objectives. In 2017, 45 percent of each executive officer’s award consisted of Performance Units, based on grant date value.

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We have a clawback policy applicable to incentive compensation paid to our executive officers and directors, which is in addition to the clawback provision that applies to equity awards under the Marriott Vacations Worldwide Corporation Stock and Cash Incentive Plan (the “Stock and Cash Incentive Plan”).

•	We do not provide for a gross-up of excise taxes on any “parachute payments” that could become payable in connection with a change in control.

•	Executive officers are provided only limited perquisites and are not provided with tax gross-ups with respect to such perquisites.

•	The Stock and Cash Incentive Plan does not include an “evergreen” provision.

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We cannot, without shareholder approval, “reprice” stock options or SARs by reducing the exercise price of such stock option or SAR, exchanging such stock option or SAR for a new award with a lower exercise price, or exchanging such stock option or SAR for cash (other than in connection with specified corporate transactions).

•	We do not provide “single trigger” change in control benefits, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control.

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We have stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock (as determined under the guidelines) with a market value equal to five times base salary and other executive officers to own shares of our common stock with a market value equal to two to three times annual base salary. All of our executive officers were in compliance with these guidelines as of the end of 2017.

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Equity grants are made on a consistent schedule and are not made in anticipation of significant developments that may impact the price of our common shares. Annual grants are typically made during the first quarter, after the release of our earnings for the prior year and guidance for the current year, which is intended to ensure that we do not make equity grants when we have such material, non-public information.

•	Our associates, officers and directors may not at any time engage in any form of derivative transactions (such as “short” sales or “option puts or calls”) in our securities.

•	Our associates, officers and directors are prohibited from including our securities in a margin account or pledging such securities as collateral for a loan.

•	We do not have employment agreements with any of our executive officers.

•	None of our executive officers are entitled to guaranteed bonuses.
Philosophy
The Compensation Policy Committee is responsible for approving and overseeing our executive compensation programs. The Compensation Policy Committee has approved, and periodically reviews, compensation principles that form the basis of our compensation philosophy and reflect our belief that strong and consistent leadership is the key to long-term success in our industry. Therefore, in designing and implementing the compensation programs that apply to the named executive officers, we emphasize the following three principles:

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Drive Shareholder Value: Executive officers should be paid in a manner that is primarily focused on driving shareholder value. Therefore, equity compensation is and has been a significant component of total pay opportunity for the named executive officers.

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Motivate Shorter-term and Longer-term Performance: Compensation should be designed to motivate executive officers to perform their duties in ways that would help achieve current year as well as longer-term objectives. This has been achieved by offering a mix of short-term cash-based and long-term equity-based incentives.

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Retain Talent: The compensation program must be competitive in order to attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice. We work to achieve this, in part, through our review of the market data and internal pay equity considerations described below in making compensation decisions. The Compensation Policy Committee seeks to establish compensation generally consistent with the median in total direct compensation, while also considering performance and scope of job.

Role of Management, the Compensation Policy Committee and the Compensation Consultant
Our Compensation Policy Committee Chair, Thomas J. Hutchison III, with input from our Chairman, William J. Shaw, made recommendations to the Compensation Policy Committee with respect to Mr. Weisz’s compensation. With input from our human resources department, Mr. Weisz made compensation recommendations for the other named executive officers. The Compensation Policy Committee approved the total compensation packages for each of the named executive officers, including base salary, annual bonus targets, actual bonuses earned, and equity awards. In designing and implementing compensation programs applicable to the named executive officers, our Compensation Policy Committee considered the advice and recommendations of its compensation consultant, Exequity LLP. Additional information regarding Exequity LLP is provided below.
2017 Compensation
The elements and levels of our named executive officers’ compensation were not determined through rigid, categorical guidelines or formulae. The Compensation Policy Committee considered market data (as described below), and also considered internal factors, such as job level, experience, time in position and internal pay equity, as well as subjective factors such as leadership ability, individual performance, retention needs and future potential, as part of the management development and succession planning process. From time to time, the Compensation Policy Committee reviews “tally sheets” prepared by management for each of the named executive officers. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various circumstances, including following a change in control. The Compensation Policy Committee did not recommend specific changes to the executive compensation program for 2017 in response to a review of tally sheets in 2017, although it used the tally sheet information as one data point when considering executive compensation matters.

Base Salary
In February 2017, the Compensation Policy Committee approved the following base salaries for the named executive officers, effective as of December 31, 2016:

Name	2017 Base Salary	2016 Base Salary	Percent Change
Mr. Weisz	$900,450	$828,000	8.8%
Mr. Geller	$554,848	$512,325	8.3%
Mr. Cunningham	$452,154	$426,560	6.0%
Ms. Kane-Hanan	$401,048	$389,367	3.0%
Mr. Miller	$670,293	$650,770	3.0%
In determining whether to make adjustments to base salaries, the Compensation Policy Committee considered market data, as well as internal factors, experience, time in position and internal pay equity, and subjective factors such as individual performance and future potential. No specific weightings were assigned to the factors considered. The Compensation Policy Committee expects to review base salaries for the named executive officers annually to determine whether base salary levels are commensurate with the officers’ responsibilities and the competitive market. With respect to Mr. Weisz, Mr. Geller and Mr. Cunningham, the Compensation Policy Committee’s consideration of the external market pay practices of various companies discussed below under “Market Data” resulted in the determination to increase their base salaries by larger percentages than those of the other named executive officers for 2017 in order to align their total target direct compensation closer to the median of the market data for their respective positions. Total target direct compensation for each of the named executive officers remained at or below the median following the increases in base salaries for 2017 and, other than with respect to Mr. Weisz, Mr. Geller and Mr. Cunningham, the increases were consistent with the standard merit increase that applied in 2017 to all salaried employees.
Bonuses and Incentives
Annual Bonuses
For 2017, the named executive officers participated in the Bonus Plan, which was intended to reward executives for achievement of pre-established financial, operational and associate objectives tied to 2017 performance. The potential awards under the Bonus Plan are reported in the Grants of Plan-Based Awards for Fiscal Year 2017 table, and the actual award amounts earned under the Bonus Plan are reported in the “non-equity incentive plan compensation” column in the Summary Compensation Table following this Compensation Discussion and Analysis.
In February 2017, the Compensation Policy Committee approved the following target awards as a percentage of base salary for the named executive officers:

Name	2017 Target	2016 Target	Percent Change
Mr. Weisz	150%	120%	25.0%
Mr. Geller	100%	80%	25.0%
Mr. Cunningham	80%	70%	14.3%
Ms. Kane-Hanan	70%	60%	16.7%
Mr. Miller	70%	60%	16.7%
In determining the target award percentage for each named executive officer, as well as in determining the differences in the target award percentages among the named executive officers, the Compensation Policy Committee primarily considered market data and internal factors, including pay equity with other officers, differences in responsibilities, future potential and, with respect to Mr. Miller, the fact that he participates in the sales incentive plan described below. The maximum award for each named executive officer was 200 percent of such named executive officer’s target award. The Compensation Policy Committee’s consideration of the external market pay practices of various companies discussed below under “Market Data” resulted in the determination to increase the target award percentage of each of the named executive officers for 2017 in order to align the total target direct compensation of such officer closer to the median of the market data for his or her position. Total target direct compensation for each of the named executive officers remained at or below the median following the increases in target award percentages for 2017.

Awards under the Bonus Plan also were contingent upon a compensation funding formula based on earnings (net income as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”)), before interest expense (excluding consumer financing interest expense, which is described below), provision for income taxes, depreciation and amortization (“EBITDA”). The purpose of the funding formula was to allow awards under the Bonus Plan to be designed in a manner intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The formula established an award pool, which set the maximum amount that could be paid to executive officers covered by the compensation formula as a group at six percent of EBITDA for the fiscal year ended December 31, 2017. For purposes of Section 162(m), the maximum amount that could be paid to Mr. Weisz, as the Chief Executive Officer, was 40 percent of this pool, the maximum amount for Mr. Miller was 30 percent of this pool (which includes amounts payable under the sales incentive plan described below), and the maximum amount for each of the other named executive officers (other than Mr. Geller) was 15 percent of the pool. In addition, individual annual award amounts are limited to $4 million as provided in the Stock and Cash Incentive Plan. These limits establish the maximum annual incentive awards that could be paid.
Subject to the overall maximums described above, the Bonus Plan rewarded executives for achievement of pre-established financial, operational and associate objectives. The three financial objectives, Adjusted EBITDA, Net Income as Adjusted and Total Contract Sales, were also financial objectives for the bonus plan in which the named executive officers participated in 2016. As a group, these performance measures were selected because they are important indicators of the Company’s profitability and sustainability, and were enhanced with the addition in 2016 of Total Contract Sales in recognition of the importance of contract sales to our Company’s overall performance. Mr. Weisz and Mr. Geller developed the specific performance level percentages for the Adjusted EBITDA, Net Income as Adjusted and Total Contract Sales objectives, which objectives were reviewed and approved by the Compensation Policy Committee.
For all named executive officers, Adjusted EBITDA was the most heavily weighted performance criteria and was weighted more heavily than in 2016, because it is reflective of the financial viability and success of the Company in the performance year. “Adjusted EBITDA” means EBITDA (as reported in the 2017 Form 10-K), excluding the impact of non-cash share based compensation expense, impairments, transaction costs, gains and losses on the disposal of assets, litigation settlements and activity not associated with the Company’s on-going core operations (including insurance proceeds received by the Company as a result of claims made in connection with Hurricane Matthew). Adjusted EBITDA includes the impact of only that interest expense associated with our debt from the securitization of vacation ownership notes receivable, including the utilization of our warehouse facility (which we refer to as consumer financing interest expense). Adjusted EBITDA is a financial measure that is not prescribed by GAAP. Please refer to Appendix A for a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable GAAP financial measure, as well as our reasons for presenting this measure. The Adjusted EBITDA target was set at $283.0 million, a level we believed to be achievable but not certain to be met. For 2017, the named executive officers were eligible to receive the portion of the bonus attributable to Adjusted EBITDA based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
$263.2 million or less	0%
$283.0 million	100%
$302.8 million or more	200%
For purposes of the Bonus Plan, “Net Income as Adjusted” means net income (as reported in the 2017 Form 10-K) for the 2017 fiscal year, excluding the after-tax impact of the following: impairments, transaction costs, gains and losses on the disposal of assets, litigation settlements and activity not associated with our on-going core operations (including insurance proceeds received by the Company as a result of claims made in connection with Hurricane Matthew). While net income as reported in the 2017 Form 10-K includes costs not associated with the Company’s on-going core operations, the Compensation Policy Committee determined that excluding these costs more closely aligned this metric with the results of our on-going core operations. Net Income as Adjusted, which we present here because the Compensation Policy Committee selected it as performance criteria for the Bonus Plan, differs from net income determined in accordance with GAAP. Please refer to the table on page 24 for a reconciliation of Net Income as Adjusted to net income, which is the most directly comparable GAAP financial measure. The Net Income as Adjusted target was set at $144.0 million, a level we believed to be achievable but not certain to be met. For 2017, the named executive officers were eligible to receive the portion of the bonus attributable to Net Income as Adjusted based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
$129.6 million or less	0%
$144.0 million	100%
$158.4 million or more	200%
For purposes of the Bonus Plan, “Total Contract Sales” means contract sales (as reported in the 2017 Form 10-K) for the 2017 fiscal year. The Total Contract Sales target was set at $845.6 million, a level we believed to be achievable but not certain to be met. For 2017, the named executive officers were eligible to receive the portion of the bonus attributable to Total Contract Sales based on the following achievement levels:

Achievement Target	Payout as a Percent of Target
$820.2 million or less	0%
$845.6 million	100%
$871.0 million or more	200%
For each of the financial measures, achievement falling between two of the stated performance achievement levels resulted in the payment for that portion of the bonus being interpolated between the corresponding bonus levels.
For the fiscal year ended December 31, 2017, we achieved, for purposes of the Bonus Plan, Adjusted EBITDA of $288.3 million, Net Income as Adjusted of $159.5 million and Total Contract Sales of $822.9 million. This achievement resulted in a payout that was at 101.9 percent of the target amount (but below the maximum amount) for Adjusted EBITDA, at 110.7 percent of the target amount (and at the maximum amount) for Net Income as Adjusted, and at 97.3 percent of the target amount for Total Contract Sales (see the table on page 26 for the weightings for each metric and the actual amount earned in respect thereof for each named executive officer).
For purposes of the Bonus Plan, the Compensation Policy Committee approved adjustments to our reported results to more closely reflect the results of our on-going core operations. Reported Adjusted EBITDA was adjusted as follows:

Adjusted EBITDA as Reported (in millions)	Adjustment	Amount (in millions)
$280.0	Impact of Hurricane Irma and Hurricane Maria	$6.7
	Impact of receipt of Hurricane Matthew insurance proceeds in excess of anticipated amounts	2.9
	Litigation settlement expense	(1.3)
	Adjusted EBITDA as approved by the Compensation Policy Committee	$288.3
Reported net income was adjusted as follows:

Net Income as Reported (in millions)	Adjustment	Amount (in millions)
$226.7	Benefit from Tax Cuts and Jobs Act of 2017	$(65.2)
	Impact of Hurricane Irma and Hurricane Maria	14.5
	Impact of receipt of certain Hurricane Matthew insurance proceeds in excess of anticipated amounts	(4.6)
	Litigation settlement expense	2.9
	Interest expense related to convertible notes	2.9
	Transaction costs	1.8
	Other gains and losses	0.4
	Tax impact of above items	(6.9)
	Net tax benefits not associated with ongoing core operations	(13.0)
	Net Income as Adjusted as approved by the Compensation Policy Committee	$159.5

Reported Total Contract Sales was adjusted as follows:

Total Contract Sales as Reported (in millions)	Adjustment	Amount (in millions)
$802.9	Impact of Hurricane Irma and Hurricane Maria on contract sales	$20.0
	Total Contract Sales as approved by the Compensation Policy Committee	$822.9
Although the adjustments above include certain adjustments related to the impact of Hurricane Matthew, Hurricane Irma and Hurricane Maria, these adjustments do not reflect the entire impact of these or other recent hurricanes on our company.
In addition to the financial performance measures, the Bonus Plan for the named executive officers also included performance measures based on individual performance as well as measures of operational performance. These performance measures were evaluated subjectively and objectively and, like Adjusted EBITDA, Net Income as Adjusted and Total Contract Sales targets, are intended to establish high standards, consistent with our quality goals, which we believed were achievable but not certain to be met. We believe that the following individual and operational performance measures are important contributors to achieving success within our industry. Payouts under these performance measures can be zero, at target or maximum award levels or, in most cases, interpolated between zero, target and maximum.

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Individual Achievement: The Compensation Policy Committee approved a specific set of management objectives for each of the named executive officers that was aligned to his or her responsibilities and role within the Company. At least 50 percent of the amount each named executive officer could receive for performance with respect to his or her individual achievement measures was tied to objective financial goals. The management objectives generally were expected to be challenging and are among the core duties of the positions.

Examples of the financial goals include:
•achieve targeted free cash flow;
•achieve targeted resort management and other services margin; and
•achieve targeted development margin.
Examples of operational goals include:
•ensure preparedness for implementation of new revenue recognition standard effective in 2018;
•implement Marriott Vacation Club Destinations Escapes program; and
•achieve targeted tour flow growth.
We do not disclose the specific goals and objectives within, or the relative weighting of, the above objectives because we believe they constitute confidential business information and their disclosure could impair our ability to compete effectively.

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Customer Satisfaction: Customer satisfaction was based on the results of customer and guest satisfaction surveys we developed. Different surveys are used for different aspects of our business, such as Guest Satisfaction, Sales and Marketing Satisfaction and Owner Services Satisfaction. These surveys address topics such as overall satisfaction, quality of service, and cleanliness of properties. Numerical ratings are assigned with the objective of assessing customers’ and guests’ overall satisfaction compared to the goal that is established at the beginning of each year. The achievement of each named executive officer was based on a composite score of the three satisfaction surveys. The composite was a weighted average of the three surveys, based on number of responses.

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Associate Engagement: Assessment of our associate engagement for the named executive officers, other than the President and Chief Executive Officer, was based on our engagement assessment for their areas of responsibility. The President and Chief Executive Officer was evaluated based on the engagement assessment for the entire company.

The respective weightings of the relevant performance measures and the aggregate target and actual payments under the Bonus Plan are displayed in the table below.

Name		Adjusted EBITDA	Net Income as Adjusted	Total Contract Sales	Individual Performance		Customer/ Guest Satisfaction	Associate Engagement	Total
					Financial	Operational
Stephen P. Weisz	Weight of Total Award (%)	50.00	10.00	10.00	5.00	5.00	10.00	10.00	100.00
	Target Award as % of Salary	75.00	15.00	15.00	7.50	7.50	15.00	15.00	150.00
	Actual Payout as % of Salary	95.14	30.00	1.56	13.50	11.55	26.54	30.00	208.29
	Actual Payout as % of Target	126.85	200.00	10.37	180.00	154.00	176.92	200.00	138.86
John E. Geller, Jr.	Weight of Total Award (%)	50.00	10.00	10.00	5.00	5.00	10.00	10.00	100.00
	Target Award as % of Salary	50.00	10.00	10.00	5.00	5.00	10.00	10.00	100.00
	Actual Payout as % of Salary	63.43	20.00	1.04	10.00	10.00	17.69	20.00	142.16
	Actual Payout as % of Target	126.85	200.00	10.37	200.00	200.00	176.92	200.00	142.16
R. Lee Cunningham	Weight of Total Award (%)	50.00	10.00	10.00	5.00	5.00	10.00	10.00	100.00
	Target Award as % of Salary	40.00	8.00	8.00	4.00	4.00	8.00	8.00	80.00
	Actual Payout as % of Salary	50.74	16.00	0.83	6.88	7.05	14.15	16.00	111.65
	Actual Payout as % of Target	126.85	200.00	10.37	172.00	176.00	176.92	200.00	139.56
Lizabeth Kane-Hanan	Weight of Total Award (%)	50.00	10.00	10.00	5.00	5.00	10.00	10.00	100.00
	Target Award as % of Salary	35.00	7.00	7.00	3.50	3.50	7.00	7.00	70.00
	Actual Payout as % of Salary	44.40	14.00	0.73	6.30	7.00	12.38	14.00	98.81
	Actual Payout as % of Target	126.85	200.00	10.37	180.00	200.00	176.92	200.00	141.16
Brian E. Miller	Weight of Total Award (%)	50.00	10.00	10.00	5.00	5.00	10.00	10.00	100.00
	Target Award as % of Salary	35.00	7.00	7.00	3.50	3.50	7.00	7.00	70.00
	Actual Payout as % of Salary	44.40	14.00	0.73	6.44	6.37	12.38	12.25	96.57
	Actual Payout as % of Target	126.85	200.00	10.37	184.00	182.00	176.92	175.00	137.96
The total amount of payout for each named executive officer was as follows: Mr. Weisz, $1,875,505; Mr. Geller, $788,755; Mr. Cunningham, $504,810; Ms. Kane-Hanan, $396,275; and Mr. Miller, $647,301.
Sales Incentive Compensation
Reflecting the significance of sales and customer relations functions to our business and industry practice, Mr. Miller also has been compensated through a sales incentive plan (“Sales Incentive Plan”) based on our achievement of pre-established goals with respect to contract sales volume, cash marketing and selling costs, and marketing and sales corporate overhead costs. The Sales Incentive Plan was recommended by Mr. Weisz and approved by the Compensation Policy Committee and was established based upon an assessment of competitive pay practices in the vacation ownership industry and marketing and sales functions, as well as competitive total direct compensation.
Payouts under the Sales Incentive Plan can be at zero or maximum award levels or interpolated between zero and maximum, which was 100 percent of Mr. Miller’s base salary. We report the potential payments under the Sales Incentive Plan for 2017 in the Grants of Plan-Based Awards for Fiscal Year 2017 table, and we include the actual amount paid to Mr. Miller under the Sales Incentive Plan for 2017 in the “non-equity incentive plan compensation” column in the Summary Compensation Table following this Compensation Discussion and Analysis. We do not disclose the specific goals and objectives within, or the relative weighting of, Mr. Miller’s goals under the Sales Incentive Plan because we believe they constitute confidential business information and their disclosure could impair our ability to compete effectively. However, we believe the performance goals were challenging but reasonably attainable at the time the goals were established.
Mr. Miller’s performance was at 0 percent of the maximum achievement level with respect to contract sales volume, 0 percent of the maximum achievement level with respect to marketing and selling costs, and 10 percent of the maximum achievement level with respect to corporate overhead. The total amount of payout for Mr. Miller under the Sales Incentive Plan was $67,029.

Stock Awards
Stock Awards Granted in 2017
We expect that equity compensation awards will be granted to the named executive officers under the Stock and Cash Incentive Plan on an annual basis. With multi-year and, in some cases, performance-based vesting conditions, and the opportunity for long-term capital appreciation, the annual stock awards help us achieve our objectives of attracting and retaining key executive talent, linking named executive officer pay to long-term Company performance and aligning the interests of named executive officers with those of shareholders.
In February 2017, the Compensation Policy Committee approved the following annual equity awards for 2017 for our named executive officers:

Name	2017 Award Value	2016 Award Value	Percent Change
Mr. Weisz	$3,300,000	$3,000,000	10.0%
Mr. Geller	1,100,000	1,100,000	—
Mr. Cunningham	725,000	700,000	3.6%
Ms. Kane-Hanan	600,000	600,000	—
Mr. Miller	600,000	600,000	—
The amount of each named executive officer’s award, as well as the differences in the award amounts among the named executive officers, were determined primarily by considering market data (as described below) and internal factors, including pay equity with other officers, differences in responsibilities, job performance, and future potential. The Compensation Policy Committee’s consideration of the external market pay practices of various companies discussed below under “Market Data” resulted in the determination to increase the value of the awards for Mr. Weisz and Mr. Cunningham for 2017 in order to align their total target direct compensation closer to the median of the market data for their position. Total target direct compensation for each of the named executive officers remained at or below the median following the increases in equity awards for 2017. The awards are reflected in the Summary Compensation Table for 2017 and the Grants of Plan-Based Awards for Fiscal Year 2017. The value of the awards were allocated among Performance Units, SARs and RSUs as follows:

Type of Award	Percentage of 2017 Award	Percentage of 2016 Award	Percentage Point Change
Performance Units	45%	45%	—
SARs	30%	30%	—
RSUs	25%	25%	—
The allocations were set so as to advance the executives’ alignment with shareholders by increasing their equity ownership, while tying a majority of the awards to future stock price performance and achievement of financial performance goals.
The Performance Units granted in 2017 represent the right to receive shares of our common stock at the end of the performance period beginning December 31, 2016 and ending December 31, 2019, in an amount determined based on the Company’s cumulative achievement over the performance period with respect to two performance objectives: Adjusted EBITDA and return on invested capital, each weighted equally. Return on invested capital (“ROIC”) means net income (as reported in our annual reports on Form 10-K) over the performance period, excluding the impact of all interest expense, provision for income taxes, non-cash share based compensation expense, impairments, transaction costs, gains and losses on the disposal of assets and litigation settlements as a percentage of Total Invested Capital. “Total Invested Capital” means the average of the beginning of the performance period and the end of the performance period total assets less current liabilities excluding debt; provided that any cash in excess of $75 million will be disregarded for purposes of determining total assets. The Adjusted EBITDA target was set at $934 million, a level we believed to be achievable but not certain to be met. The ROIC target was set at 14.8 percent, a level we believed to be achievable but not certain to be met.
We used Adjusted EBITDA as a performance objective for both the Bonus Plan and the Performance Units because the Compensation Policy Committee believes that utilizing the same metric for both the short- and long-term compensation programs ensures that short-term management decisions are not influenced by short-term gain at the expense of long-term performance. By using the same metric, the Compensation Policy Committee is promoting sustained performance of the Company in this area over both the shorter- and longer-term.

The number of Performance Units actually earned will be determined following the end of the performance period and will be equal to 50 percent of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the Adjusted EBITDA performance objective plus 50 percent of the granted number of Performance Units multiplied by a percentage corresponding to the achievement level of the ROIC performance objective. The number of shares that will be received can range from zero to two times the number of Performance Units granted and will be based on the following achievement levels:

Adjusted EBITDA Achievement Target	ROIC Achievement Target	Payout as a Percent of Target
$747 million or less	11.8% or less	0%
$794 million	12.6%	50%
$934 million	14.8%	100%
$1,074 million or more	17.0% or more	200%
If performance falls between levels, the vesting percentage will be determined by the Compensation Policy Committee based on straight-line interpolation; provided, however, that no payout will be made with respect to the Adjusted EBITDA performance objective for achievement of $747 million or less and no payout will be made with respect to the ROIC performance objective for achievement of 11.8% or less.
Performance Units will not vest if the named executive officer does not continue to be an active employee of the Company during the entire period from the grant date through the performance period (unless the named executive officer retires as an approved retiree or dies or is disabled during such period) or engages in competition or acts that are or potentially are injurious to our company’s operations, financial condition or business reputation during that period; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason. If a named executive officer retires as an approved retiree during the performance period, a pro rata portion of the Performance Units will continue to vest on the same terms. If a named executive officer dies or is disabled during the performance period, a portion of the Performance Units will vest assuming achievement at the target level of performance.
Performance Units Vested in 2017
Following the end of 2017, each of the named executive officers received shares upon the vesting of the Performance Units granted in 2015. These performance shares represented the right to receive shares of our common stock at the end of the performance period beginning January 3, 2015 and ending December 31, 2017, in an amount determined based on the Company’s cumulative achievement over the performance period with respect to two performance objectives: Adjusted EBITDA and ROIC, each weighted equally. The targets were set at levels we believed to be achievable but not certain to be met. Performance exceeded the target achievement level but was below the maximum achievement level for Adjusted EBITDA and was below the target level for ROIC as follows:

Criteria	Target	Achievement	Payout as a Percent of Target
Cumulative Adjusted EBITDA	$730 million	$738 million	106.95%
ROIC	13.50%	13.16%	83.72%
			95.34%
As a result of such performance, the named executive officers received the following numbers of shares: Mr. Weisz, 14,963 shares; Mr. Geller, 4,987 shares; Mr. Cunningham, 3,325 shares; Ms. Kane-Hanan, 2,355 shares; and Mr. Miller, 2,217 shares.

Other Compensation
Perquisites
In 2017, we offered minimal perquisites consisting of only a limited number of compensatory room nights, a minimal executive physical benefit and a status upgrade in the Marriott Rewards program. The value of these benefits was included in the executives’ wages for tax purposes, and we did not provide tax gross-ups to the executives with respect to these benefits.
Other Benefits
Named executive officers can participate in the same plans and programs offered to all our eligible employees. Some of these benefits were paid for by the executives, such as elective deferrals under the Marriott Vacations Worldwide 401(k) Retirement Savings Plan (the “401(k) Plan”) or the Marriott Vacations Worldwide Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”), vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits were paid for or subsidized by us, such as any company match under the 401(k) Plan, any employer credits under the Deferred Compensation Plan, certain group medical and dental benefits, business travel accident insurance and tuition reimbursement.
Long-Term Disability Plan
Our named executive officers and approximately 220 other associates are eligible to participate in the Marriott Vacations Worldwide Corporation Executive Long-Term Disability Plan (the “LTD Plan”). The purpose of the LTD Plan is to improve the ability of the Company to attract and retain executive and senior level associates by providing such associates with enhanced long-term disability insurance. The LTD Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended.
The LTD Plan consists of two parts: (1) a group long-term disability policy (the “Group Policy”) that pays, after a 180-day elimination period, 60 percent of eligible compensation, which initially consists of base pay, bonus and incentive compensation (“Eligible Compensation”), capped at $10,000 per month, to a specific age, which initially is age 65 (the “Limiting Age”), the entire cost of which is paid by the Company; and (2) an individual disability insurance policy (the “Individual Policy”) that pays 75 percent of Eligible Compensation up to $10,000 per month, to the Limiting Age. We pay 100% of the premium cost required for the Individual Policy for our named executive officers, and pay for the first $1,000 of coverage under the Individual Policy for other participants. The right to receive any payment under the Group Policy will cease upon termination of employment. The Individual Policy is portable; the participant may continue coverage by paying the full premiums after termination of employment. The total maximum benefit amount for the combination of the two parts of the LTD Plan is $20,000 per month or $240,000 per year.
Life Insurance
We pay for life insurance with a payout on death for Mr. Weisz in the amount of two times his base salary (up to a maximum of $1.5 million), and for each other named executive officer in the amount of such officer’s base salary (up to a maximum of $750,000).
401(k) Plan
Our named executive officers are eligible to participate in our 401(k) Plan on substantially the same basis as our other associates. Participants in the 401(k) Plan may contribute a portion of their compensation to the plan each year. Our highly compensated employees, including the named executive officers, may be subject to limits on the amounts of their contributions to the plan that are not applicable to non-highly compensated employees to the extent required by applicable tax law. We determine on an annual basis whether to make matching employer contributions, which will not exceed six percent of the participant’s eligible compensation, or such other limits that are imposed by applicable tax law. Any employer contributions that we made to the 401(k) Plan accounts of the named executive officers for 2017 are shown in the “All Other Compensation” column of the Summary Compensation Table below.
Deferred Compensation
Our named executive officers and approximately 800 other associates are eligible to participate in the Deferred Compensation Plan. In addition, our named executive officers have balances under the Marriott International, Inc. Executive Deferred Compensation Plan (“Marriott Deferred Compensation Plan”), in which they were able to participate prior to the Spin-Off.

We provide the Deferred Compensation Plan because the Compensation Policy Committee wishes to permit certain of our employees to defer the obligation to pay taxes on compensation and bonuses that they are entitled to receive. The Deferred Compensation Plan permits them to do this, while also receiving interest on deferred amounts. We believe that providing this benefit is important as a retention and recruitment tool as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.
Under the terms of the Deferred Compensation Plan, each participant may elect to defer receipt of up to 80 percent of his or her base salary, bonuses, non-equity incentive plan compensation and/or commissions until such future date as he or she elects in accordance with the terms of the Deferred Compensation Plan. The Company may credit participants’ accounts with additional amounts, referred to as employer credits, in an amount equal to any matching contributions that the participant did not receive for a year under the 401(k) Plan, or any successor plan thereto, due to the participant’s election to defer amounts under the Deferred Compensation Plan. In addition, the Company may, in its sole discretion, credit participants’ accounts with additional employer credits which will vest at a rate of 25 percent per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account, provided that the participant remains in continued service with the Company. On a participant’s separation from service, unvested discretionary employer credits are generally forfeited. Upon a change in control of the Company, a participant’s death, or a participant’s retirement after reaching age 55 and completing ten continuous years of service, all employer credits will immediately vest in full.
A participant in the Deferred Compensation Plan may elect to receive his or her deferred amounts and vested employer credits in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, a participant may elect to receive his or her deferred amounts and vested employer credits in a lump sum in January of a specified year, so long as employer credits are deferred for at least four years and all other amounts are deferred for at least three years. The obligations under the Deferred Compensation Plan are not funded by the Company, and therefore participants have an unsecured contractual commitment from us to pay the amounts due under the Deferred Compensation Plan. When payments are due under the Deferred Compensation Plan, the cash will be distributed from our general assets.
For 2017, at least 25 percent of a participant’s contributions to the Deferred Compensation Plan was required to be subject to a fixed rate of return, which was 3.5 percent for that year. With respect to up to 75 percent of their contributions, as well as any future Company contributions, participants were able to select a rate of return based on various market-based investment alternatives, such as mutual funds with various investment profiles, and were also able select such a rate for up to 75 percent of their existing account balances. To support our ability to meet our obligations under the Deferred Compensation Plan, we acquired insurance on the lives of certain participants in the Deferred Compensation Plan, the proceeds of which are payable to a trust with the Company as grantor. For 2018, participants may select a rate of return based on market-based investment alternatives for up to 100 percent of their contributions and existing balances.
Earnings under the Deferred Compensation Plan or the Marriott Deferred Compensation Plan that were credited at a fixed rate of interest in excess of 120 percent of the applicable federal long-term rate are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.
Employee Stock Purchase Plan
The Marriott Vacations Worldwide Corporation Employee Stock Purchase Plan (the “ESPP”) is intended to provide the Company’s eligible employees, including our named executive officers, with an opportunity to participate in the Company’s success by permitting them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our common stock at a five percent discount from the market price.
Change in Control Arrangements
Our named executive officers are participants in the Marriott Vacations Worldwide Corporation Change in Control Severance Plan (the “Change in Control Plan”). Adoption of the Change in Control Plan was intended to maximize shareholder value by retaining key executives through the closing of a Change in Control (as defined below), and to motivate executives to drive business success independent of the possible occurrence of a Change in Control. All of our executive officers are eligible to participate in the Change in Control Plan. Under the Change in Control Plan, the receipt of benefits is subject to a “double trigger,” under which benefits, including the acceleration of vesting and/or settlement of equity and cash awards, is available only if the participant’s employment is terminated in connection with the Change in Control unless the awards are not assumed in connection with the Change in Control, in which case a single trigger applies. A “change in control” occurs if there is a consummation of certain acquisition, merger, sale, liquidation or similar events or there is a change in a majority of Board members as described in the Change in Control Plan (a “Change in Control”).

Under the terms of the Change in Control Plan, and subject to the conditions thereof, an executive officer who participates in the Change in Control Plan will receive severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability (as those terms are defined in the Change in Control Plan), or death, or is terminated by the executive officer for Good Reason (as defined in the Change in Control Plan), in each case, within two years following a Change in Control of the Company (a “Termination”). Provided that the executive officer executes a waiver and release of claims in favor of the Company, he or she will be entitled to the following severance benefits: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the President and Chief Executive Officer of the Company) the sum of his or her Base Salary and Target Bonus (as those terms are defined in the Change in Control Plan); (2) twenty-four months (or thirty-six months, in the case of the President and Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage; (3) any unpaid bonus as of the Termination date for any previously-completed fiscal year; and (4) a pro-rata bonus for the fiscal year in which the executive officer’s employment is terminated.
In addition to receipt of the severance benefits described above, upon Termination, an executive officer’s stock options and other equity-related compensation will be treated as follows: (1) all restricted stock, RSUs or other share-based awards in a form substantially similar to restricted stock or RSUs will become fully vested as of the Termination date; (2) all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs will become fully vested and exercisable until the earlier of the end of (a) their original term or (b) 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (3) all of the executive officer’s other cash performance-based awards or other share-based awards subject to performance-based vesting criteria will be deemed to be fully vested as of the Termination date, and will be paid immediately thereafter based on a presumed achievement of target levels of performance. However, in the event that no substitute awards, shares or other equity interests are available as of the Change in Control, the participant will become fully vested in his or her awards as of the Change in Control date, and all awards will be immediately distributed or paid, or, in the case of options and SARs, will become fully exercisable. In the discretion of the Compensation Policy Committee, distributions may be made in the form of a cash payment equal in amount to the value of the shares distributed or, in the case of options or SARs, the intrinsic value of such awards.
Any payment otherwise due under the Change in Control Plan will be reduced if necessary so that the payment will not constitute a “parachute payment” under Section 280G of the Internal Revenue Code. The Change in Control Plan does not provide for a gross-up of excise taxes on such “parachute payments.”
Clawbacks
Under our clawback policy, which is in addition to the clawback provision that applies to equity awards issued under the Stock and Cash Incentive Plan, in the event of certain restatements of our consolidated financial statements, the Board may recoup compensation received by a named executive officer who engaged in certain misconduct that contributed to the need for the restatement. Compensation that is based on our achievement of specified financial results, including performance-based equity awards, may be recouped to the extent such compensation would have been lower had it been determined or calculated based on the financial results as restated. In addition, the Board may recoup any compensation received by a named executive officer who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the restatement or conduct and after the date of adoption of the policy is subject to potential recoupment under the policy.
Under the Stock and Cash Incentive Plan, we have the authority to limit or eliminate the ability of any executive to exercise options and SARs or to receive a distribution of our common stock under RSUs or other stock awards if the executive engaged in criminal or tortious conduct that was injurious to us or engaged in competition with us.
Stock Ownership Guidelines
Under the stock ownership guidelines adopted by the Compensation Policy Committee, named executive officers are to achieve the following levels of ownership of our common stock (as a multiple of base salary rate as of the last day of the fiscal year for which compliance is being evaluated):

Officer	Level of Ownership
Chief Executive Officer	Five times base salary
Chief Financial Officer	Three times base salary
Other named executive officers	Two times base salary

For purposes of determining compliance with the guidelines, the following are considered shares owned by the named executive officer: shares owned by the named executive officer and his or her spouse; shares held by a trust any beneficiaries of which are the named executive officer or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; and share equivalents deferred in accordance with our plans. Options, stock appreciation rights and performance-based awards are not considered owned by the named executive officer.
The Compensation Policy Committee receives an annual report of the ownership achieved by each named executive officer as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year. The Compensation Policy Committee will determine the action to be taken for failure to comply, which action may include (but is not limited to), requiring all or a portion of a named executive officer’s annual bonus to be paid in shares, or requiring retention of shares received upon exercise of stock options or SARs or of shares earned upon the vesting of performance-based equity awards. As of the end of 2017, all named executive officers were in compliance with the guidelines.
Pledging and Derivative Transactions
Our associates and officers are prohibited from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan. We also have a policy which prohibits all associates and officers from shorting the sale of our stock or securities, or from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights.
Compensation Consultant
The Compensation Policy Committee has the sole discretion and adequate funding to retain the services of compensation consultants, independent legal counsel or other advisers. Exequity LLP serves as the independent compensation consultant to the Compensation Policy Committee and advises it on developing director and executive compensation programs. During 2017, Exequity did not perform any services for the Company other than in connection with providing advice and recommendations on executive and director compensation. The Compensation Policy Committee has reviewed an assessment of any potential conflicts of interest raised by Exequity’s work for the Compensation Policy Committee by considering the following six factors: (i) the provision of other services to the Company by Exequity; (ii) the amount of fees received from the Company by Exequity, as a percentage of Exequity’s total revenue; (iii) the policies and procedures of Exequity that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Exequity consultant with a member of the Compensation Policy Committee; (v) any Company stock owned by the Exequity consultants; and (vi) any business or personal relationship of the Exequity consultant or Exequity with any of the Company’s executive officers. The Compensation Policy Committee concluded that there are no such conflicts of interest and, using the same six factors, concluded that Exequity is independent.
Market Data
The Compensation Policy Committee considered the external market pay practices of various companies for purposes of the decisions made with respect to the compensation of our executive officers for 2017. Considerations for developing the peer group included company size as measured by revenues (generally one-half to two times the Company’s revenues) and market capitalization (companies with very low or very high market capitalizations relative to the Company were excluded), industry and business model similarities, and trading on a major exchange. The objective was to develop a peer group consisting of 15 to 20 companies with median revenues approximating the Company’s revenues.
Strategic Hotels & Resorts, Inc., which had been a member of our peer group in 2016, was not a member for 2017 because it ceased to be publicly traded. In addition, the Compensation Policy Committee added LaSalle Hotel Properties and RLJ Lodging Trust to the peer group and removed Ashford Hospitality Trust, Inc. so that the peer group would include companies more similar in nature to the Company. The companies in the 2017 peer group consisted of the following:

Peer Group Companies
  Boyd Gaming Corporation
  Brookdale Senior Living Inc.
  Choice Hotels International, Inc.
  Diamond Resorts International, Inc.
  Gaming and Leisure Properties, Inc.
  HCP, Inc.
  Host Hotels & Resorts, Inc.
  Hyatt Hotels Corporation
  ILG, Inc.
  Isle of Capri Casinos, Inc.

LaSalle Hotel Properties
Penn National Gaming Inc.
Pinnacle Entertainment, Inc.
PulteGroup, Inc.
RLJ Lodging Trust
Ryman Hospitality Properties, Inc.
Sunstone Hotel Investors, Inc.
Toll Brothers, Inc.
Vail Resorts, Inc.
Wyndham Worldwide Corporation

In addition, in part due to the fact that there are very few public company direct competitors, the Compensation Policy Committee determined that it was appropriate to consider the compensation practices of a general industry peer group as an additional reference point for its 2017 executive pay decisions. Two objective criteria were established as the basis for selecting forty companies in the consumer products industry that participated in Equilar’s Top 25 database. Forty consumer products companies, approximately half of which had revenues greater than the Company’s revenues and the others less than the Company’s, were selected. Company names were not a material factor in selecting the companies for participation.
The companies that met these objective criteria with revenues greater and less than the Company’s consisted of the following:

Revenues Greater than the Company’s Revenues	Revenues Less than the Company’s Revenues
  Aaron’s, Inc.
  AMC Entertainment Holdings, Inc.
  Brinker International, Inc.
  Deckers Outdoor Corporation
  Domino’s Pizza, Inc.
  DSW Inc.
  Express, Inc.
  Fossil Group, Inc.
  HNI Corporation
  Hovnanian Enterprises, Inc.
  KB Home
  lululemon athletica inc.
  Molson Coors Brewing Company
  Panera Bread Company
  Pier 1 Imports, Inc.
  Pinnacle Entertainment, Inc.
  Pinnacle Foods Inc.
  Taylor Morrison Home Corporation
  The Finish Line, Inc.
  Wolverine World Wide, Inc.

ACCO Brands Corporation
Callaway Golf Company
Choice Hotels International, Inc.
Dunkin’ Brands Group, Inc.
Ethan Allen Interiors Inc.
Kate Spade & Company
La Quinta Holdings Inc.
Oxford Industries, Inc.
Papa John’s International, Inc.
Red Robin Gourmet Burgers, Inc.
Select Comfort Corporation
Shoe Carnival, Inc.
Shutterfly, Inc.
Stage Stores, Inc.
The Children’s Place, Inc.
The E. W. Scripps Company
The Marcus Corporation
The New York Times Company
Vera Bradley, Inc.
Weight Watchers International, Inc.

For 2018, Diamond Resorts International, Inc. and Isle of Capri Casinos, Inc. will not be members of our peer group because each has ceased to be publicly traded. In addition, the Compensation Policy Committee determined to add to the peer group Hilton Grand Vacations, Inc., a company in the vacation ownership industry that had recently become a publicly traded company. Consistent with its practice in 2017, the Compensation Policy Committee will also consider the compensation practices of a general industry peer group, consisting of forty companies in the consumer products industry that participated in Equilar’s Top 25 database (i.e., 20 consumer products companies with revenues greater and 20 consumer products companies with revenues less than the Company’s revenues), as an additional reference point for its executive pay decisions.
Tax Considerations
Section 162(m) of the Internal Revenue Code limits a publicly traded company’s federal income tax deduction for compensation in excess of $1 million paid to its Chief Executive Officer, Chief Financial Officer and the next three highest-paid executive officers. Prior to the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, compensation that satisfied conditions set forth under Section 162(m) to qualify as “performance-based compensation” was not subject to the limitation, and the limitation did not apply to compensation paid to the Chief Financial Officer. The Tax Cuts and Jobs Act eliminates the performance-based compensation exception beginning January 1, 2018, but provides a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date. The Compensation Policy Committee intends to administer any awards granted prior to November 2, 2017 which qualify as “performance-based compensation” under Section 162(m), as amended by the Tax Cuts and Jobs Act, including Performance Units, SARs and some other forms of compensation granted under the Stock and Cash Incentive Plan that qualify as performance-based compensation, in accordance with the transition rules applicable to binding contracts in effect on November 2, 2017. With the elimination of the exemption for performance-based compensation, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our Chief Executive Officer, Chief Financial Officer and the next three highest-paid executive officers, other than previously granted awards that are subject to the transition rules.

Risk Considerations
The Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for our employees and the design of compensation programs might create incentives for excessive risk-taking by our employees. The Compensation Policy Committee concluded that our compensation programs do not present risks that are reasonably likely to have a material adverse effect on the Company.
Consideration of Prior Shareholder Advisory Vote to Approve Executive Compensation
At our 2017 Annual Meeting of Shareholders, our shareholders voted with respect to an advisory resolution on our executive compensation, and 98.0 percent of the shares voted at the meeting (exclusive of broker non-votes) were voted in favor of the approval of the compensation of our named executive officers as disclosed in the proxy statement for that Annual Meeting. The Compensation Policy Committee considered this support, as well as the other factors discussed in this Compensation Discussion and Analysis, in retaining the fundamental characteristics of our executive compensation program for 2018, and did not make any specific changes to the program as a result of the shareholder vote.
Employment Agreements
We do not have employment agreements with any of our executive officers.
Report of the Compensation Policy Committee
The Compensation Policy Committee, which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Compensation Policy Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the shareholders. The Compensation Policy Committee, on behalf of and in certain instances subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Compensation Policy Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Compensation Policy Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Policy Committee:
Thomas J. Hutchison III, Chair
Raymond L. Gellein, Jr.
William W. McCarten
Dianna F. Morgan

Executive Compensation Tables and Discussion
Summary Compensation Table
The following Summary Compensation Table shows the compensation we paid in fiscal years 2017, 2016 and 2015 to our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Stock Awards (2)	Option/ SAR Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Stephen P. Weisz	2017	$900,450	$—	$2,309,968	$990,011	$1,875,505	$18,069	$32,235	$6,126,238
President and Chief Executive Officer	2016	828,000	—	2,100,020	899,996	1,077,582	44,715	42,729	4,993,042
	2015	800,000	—	1,890,030	810,003	1,716,502	37,321	39,862	5,293,718

John E. Geller, Jr.	2017	554,848	—	769,989	330,013	788,755	2,528	21,315	2,467,448
Executive Vice President and Chief Financial and Administrative Officer	2016	512,325	—	769,997	329,993	501,883	7,823	24,107	2,146,128
	2015	465,750	—	629,958	270,011	659,510	5,561	23,426	2,054,216

R. Lee Cunningham	2017	452,154	—	507,488	217,503	504,810	6,285	18,290	1,706,530
Executive Vice President and Chief Operating Officer	2016	426,560	—	490,014	209,995	340,551	18,738	21,157	1,507,015
	2015	406,248	—	420,075	179,988	523,254	14,934	20,075	1,564,574

Lizabeth Kane-Hanan	2017	401,048	—	420,020	180,009	396,275	2,615	16,986	1,416,953
Executive Vice President and Chief Growth and Inventory Officer	2016	389,367	—	420,004	179,996	277,663	7,143	19,239	1,293,412
	2015	372,600	—	297,444	127,509	415,827	5,272	19,096	1,237,748

Brian E. Miller	2017	670,293	—	420,020	180,009	714,330	7,381	22,449	2,014,482
Executive Vice President and Chief Sales and Marketing Officer	2016	650,770	—	420,004	179,996	480,212	20,263	26,711	1,777,956
	2015	628,763	—	280,025	120,012	712,020	15,924	29,625	1,786,369
_________________________________

(1)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under employee benefit plans.

(2)
The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although we recognize the expense of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in Footnote No. 12, “Share-Based Compensation,” of the Notes to our Consolidated Financial Statements included in the 2017 Form 10-K. For additional information on these awards, see the Grants of Plan-Based Awards for Fiscal Year 2017 table below. The value reported for the Performance Units is the grant date value assuming performance at the target level, which was the probable outcome of the performance conditions as of the grant date. The values of the Performance Units granted in 2017 at the grant date assuming that the maximum level of performance conditions is achieved are: Mr. Weisz, $2,969,938; Mr. Geller, $989,916; Mr. Cunningham, $652,534; Ms. Kane-Hanan, $540,074; and Mr. Miller, $540,074.

(3)
This column reports all amounts earned under the bonus plan and sales incentive plan in effect for such fiscal year, whether paid or deferred under other employee benefit plans. Amounts earned under a bonus plan during a fiscal year were paid in the first quarter of the following fiscal year.

(4)
The values reported equal the excess of the return on amounts credited to accounts in the Deferred Compensation Plan and the Marriott Deferred Compensation Plan at a fixed rate of return over 120 percent of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal Year 2017.”

(5)
All Other Compensation for 2017 consists of company contributions to the 401(k) Plan ($9,113 for each named executive officer); contributions to the Deferred Compensation Plan ($22,222 for Mr. Weisz; $11,870 for Mr. Geller; $8,907 for Mr. Cunningham; $7,630 for Ms. Kane-Hanan; and $12,935 for Mr. Miller); and premiums for an insurance policy on the life of each named executive officer ($900 for Mr. Weisz; $332 for Mr. Geller; $270 for Mr. Cunningham; $243 for Ms. Kane-Hanan; and $401 for Mr. Miller).

Grants of Plan-Based Awards for Fiscal Year 2017
The following table shows the plan-based awards granted to the named executive officers in 2017.

Name	Award Type(1)	Grant Date(2)	Approval Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Options/ SAR Awards: Number of Securities Under- lying Options/ SARs	Exercise or Base Price(4)	Grant Date Fair Value of Stock and Option/ SAR Awards(5)
				Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
S. Weisz	Bonus	—	—	$—	$1,350,675	$2,701,350	—	—	—	—	—	$—	$—
	Performance	2/27/2017	2/9/2017	—	—	—	—	15,898	31,796	—	—	—	1,484,969
	SARs	2/27/2017	2/9/2017	—	—	—	—	—	—	—	35,831	97.53	990,011
	RSUs	2/27/2017	2/9/2017	—	—	—	—	—	—	8,768	—	—	824,999
J. Geller	Bonus	—	—	—	554,848	1,109,696	—	—	—	—	—	—	—
	Performance	2/27/2017	2/9/2017	—	—	—	—	5,299	10,598	—	—	—	494,958
	SARs	2/27/2017	2/9/2017	—	—	—	—	—	—	—	11,944	97.53	330,013
	RSUs	2/27/2017	2/9/2017	—	—	—	—	—	—	2,923	—	—	275,031
R. Cunningham	Bonus	—	—	—	361,723	723,446	—	—	—	—	—	—	—
	Performance	2/27/2017	2/9/2017	—	—	—	—	3,493	6,986	—	—	—	326,267
	SARs	2/27/2017	2/9/2017	—	—	—	—	—	—	—	7,872	97.53	217,503
	RSUs	2/27/2017	2/9/2017	—	—	—	—	—	—	1,926	—	—	181,221
L. Kane-Hanan	Bonus	—	—	—	280,734	561,468	—	—	—	—	—	—	—
	Performance	2/27/2017	2/9/2017	—	—	—	—	2,891	5,782	—	—	—	270,037
	SARs	2/27/2017	2/9/2017	—	—	—	—	—	—	—	6,515	97.53	180,009
	RSUs	2/27/2017	2/9/2017	—	—	—	—	—	—	1,594	—	—	149,983
B. Miller	Bonus	—	—	—	469,205	938,410	—	—	—	—	—	—	—
	Incentive	—	—	—	—	670,293	—	—	—	—	—	—	—
	Performance	2/27/2017	2/9/2017	—	—	—	—	2,891	5,782	—	—	—	270,037
	SARs	2/27/2017	2/9/2017	—	—	—	—	—	—	—	6,515	97.53	180,009
	RSUs	2/27/2017	2/9/2017	—	—	—	—	—	—	1,594	—	—	149,983
_______________________________

(1)
“Bonus” refers to our Bonus Plan in which our named executive officers participated. “Performance,” “SARs” and RSUs” refers to Performance Units, SARs and RSUs, respectively, granted under the Stock and Cash Incentive Plan. “Incentive” refers to the Sales Incentive Plan in which Mr. Miller participated.

(2)
“Grant Date” applies to equity awards reported in the “Estimated Possible Payouts Under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option/SAR Awards” columns. The Compensation Policy Committee approved grants of Performance Units, SARs and RSUs for the named executive officers on February 9, 2017, and the grant date of these awards was February 27, 2017.

(3)	The amounts reported in these columns include potential payouts corresponding to the achievement of the target and maximum performance objectives under the Bonus Plan and Sales Incentive Plan.

(4)	The awards were granted with an exercise or base price equal to the average of the high and low stock price on the NYSE on the date of grant.

(5)
The value reported for Equity Incentive Plan Awards, Stock Awards and Option/SAR Awards is the aggregate grant date fair value of the awards granted in 2017 as determined in accordance with accounting standards for share-based payments, although the expense of the awards is recognized for financial reporting purposes over the service period of the awards based on, with respect to the Performance Units, the probable outcome of the performance conditions. The value reported for the Performance Units is the grant date value assuming performance at the target level, which was the probable outcome of the performance conditions as of the grant date. The values of the Performance Units granted in 2017 at the grant date assuming that the maximum level of performance conditions is achieved are: Mr. Weisz, $2,969,938; Mr. Geller, $989,916; Mr. Cunningham, $652,534; Ms. Kane-Hanan, $540,074; and Mr. Miller, $540,074. The assumptions for making the valuation determinations are set forth in Footnote No. 12, “Share-Based Compensation,” of the Notes to our annual Consolidated Financial Statements included in the 2017 Form 10-K.

The Grants of Plan-Based Awards table reports the potential dollar value of cash incentive awards under the Bonus Plan and/or Sales Incentive Plan at their threshold, target and maximum achievement levels, the number and grant date fair value of Performance Units granted under the Stock and Cash Incentive Plan at their threshold, target and maximum achievement levels, and the number and grant date fair value of SARs and RSUs granted under the Stock and Cash Incentive Plan, in each case granted to each named executive officer during the 2017 fiscal year. For cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the Bonus Plan and/or Sales Incentive Plan for 2017, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2017.
Annual RSU and SAR grants under the Stock and Cash Incentive Plan typically vest in four equal annual increments beginning approximately a year after the grant date, contingent on continued employment. Even when vested, an executive could lose the right to exercise or receive a distribution of any outstanding stock awards if the executive’s employment terminated due to serious misconduct as defined in the Stock and Cash Incentive Plan, or if it is determined that the executive has engaged in competition or has engaged in criminal conduct or other behavior that was actually or potentially harmful. These awards do not accrue or pay cash dividends and do not bear voting rights until they vest (in the case of RSUs) or are exercised (in the case of SARs) and shares are issued to the grantee.
Performance Units represent the right to receive shares of our common stock at the end of a performance period, which with respect to the Performance Units granted in 2017 began December 31, 2016 and will end on December 31, 2019, contingent on continued employment through such date. The number of shares that will be received following the end of the performance period will be based on the Company’s cumulative achievement over the period with respect to specified performance objectives and can range from zero to two times the number of Performance Units granted. Performance Units will be forfeited if the named executive officer engages in competition or acts that are or potentially are injurious to the Company’s operations, financial condition or business reputation during the performance period; the named executive officers are also prohibited from soliciting any of our employees to leave our employment during the period from the grant date until the first anniversary of the termination of the officer’s employment for any reason.
For information regarding treatment of the equity awards upon a termination of employment, see the Potential Payments Upon Termination or Change in Control beginning on page 42.
Outstanding Equity Awards at 2017 Fiscal Year-End
The following table shows information about outstanding Performance Units, SARs and RSUs with respect to our common stock and Marriott International common stock as of December 31, 2017, our fiscal year-end. The market values are based on the closing price of our common stock or Marriott International’s common stock, as the case may be, on the NYSE on December 29, 2017, the last trading day of our fiscal year, which was $135.21 and $135.73, respectively.

				Option Awards				Stock Awards
Name	Grant Date(1)	Award Type(2)		Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable(3)		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
S. Weisz	2/29/2016	Performance	(5)	—	—	—	—	—	—	23,203	(5)	3,137,278	(6)
	2/27/2017	Performance	(7)	—	—	—	—	—	—	31,796	(7)	4,299,137	(8)
	12/15/2011	SARs		86,529	—	18.52	12/15/2021	—	—	—		—
	2/25/2013	SARs		26,292	—	39.93	2/25/2023	—	—	—		—
	3/3/2014	SARs		16,889	5,630	52.09	3/3/2024	—	—	—		—
	3/2/2015	SARs		13,613	13,614	77.42	3/2/2025	—	—	—		—
	2/29/2016	SARs		13,957	41,874	61.71	2/28/2026	—	—	—		—
	2/27/2017	SARs		—	35,831	97.53	2/27/2027	—	—	—		—
	3/3/2014	RSUs		—	—	—	—	4,032	545,167	—		—
	3/2/2015	RSUs		—	—	—	—	4,360	589,516	—		—
	2/29/2016	RSUs		—	—	—	—	9,572	1,294,230	—		—
	2/27/2017	RSUs		—	—	—	—	8,768	1,185,521	—		—

J. Geller	2/29/2016	Performance	(5)	—	—	—	—	—	—	8,508	(5)	1,150,367	(6)
	2/27/2017	Performance	(7)	—	—	—	—	—	—	10,598	(7)	1,432,956	(8)
	12/15/2011	SARs		14,674	—	18.52	12/15/2021	—	—	—		—
	2/25/2013	SARs		9,686	—	39.93	2/25/2023	—	—	—		—
	3/3/2014	SARs		7,238	2,413	52.09	3/3/2024	—	—	—		—
	3/2/2015	SARs		4,538	4,538	77.42	3/2/2025	—	—	—		—
	2/29/2016	SARs		5,117	15,354	61.71	2/28/2026	—	—	—		—
	2/27/2017	SARs		—	11,944	97.53	2/27/2027	—	—	—		—
	3/3/2014	RSUs		—	—	—	—	1,728	233,643	—		—
	3/2/2015	RSUs		—	—	—	—	1,453	196,460	—		—
	2/29/2016	RSUs		—	—	—	—	3,510	474,587	—		—
	2/29/2017	RSUs		—	—	—	—	2,923	395,219	—		—

				Option Awards				Stock Awards
Name	Grant Date(1)	Award Type(2)		Number of Securities Underlying Unexercised Options/SARs Exercisable/ Unexercisable(3)		Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
R. Cunningham	2/29/2016	Performance	(5)	—	—	—	—	—	—	5,414	(5)	732,027	(6)
	2/27/2017	Performance	(7)	—	—	—	—	—	—	6,986	(7)	944,577	(8)
	12/15/2011	SARs		12,900	—	18.52	12/15/2021	—	—	—		—
	2/25/2013	SARs		6,227	—	39.93	2/25/2023	—	—	—		—
	3/3/2014	SARs		4,021	1,341	52.09	3/3/2024	—	—	—		—
	3/2/2015	SARs		3,025	3,025	77.42	3/2/2025	—	—	—		—
	2/29/2016	SARs		3,256	9,771	61.71	2/28/2026	—	—	—		—
	2/27/2017	SARs		—	7,872	97.53	2/27/2027	—	—	—		—
	3/3/2014	RSUs		—	—	—	—	960	129,802	—		—
	3/2/2015	RSUs		—	—	—	—	969	131,018	—		—
	2/29/2016	RSUs		—	—	—	—	2,234	302,059	—		—
	2/27/2017	RSUs		—	—	—	—	1,926	260,414	—		—

L. Kane-Hanan	2/29/2016	Performance	(5)	—	—	—	—	—	—	4,641	(5)	627,510	(6)
	2/27/2017	Performance	(7)	—	—	—	—	—	—	5,782	(7)	781,784	(8)
	8/7/2008	MAR SARs		5,640	—	25.88	8/7/2018	—	—	—		—
	12/15/2011	SARs		16,323	—	18.52	12/15/2021	—	—	—		—
	2/25/2013	SARs		5,535	—	39.93	2/25/2023	—	—	—		—
	3/3/2014	SARs		3,417	1,140	52.09	3/3/2024	—	—	—		—
	3/2/2015	SARs		2,143	2,143	77.42	3/2/2025	—	—	—		—
	2/29/2016	SARs		2,791	8,375	61.71	2/28/2026	—	—	—		—
	2/27/2017	SARs		—	6,515	97.53	2/27/2027	—	—	—		—
	3/3/2014	RSUs		—	—	—	—	816	110,331	—		—
	3/2/2015	RSUs		—	—	—	—	686	92,754	—		—
	2/29/2016	RSUs		—	—	—	—	1,914	258,792	—		—
	2/27/2017	RSUs		—	—	—	—	1,594	215,525	—		—

B. Miller	2/29/2016	Performance	(5)	—	—	—	—	—	—	4,641	(5)	627,510	(6)
	2/27/2017	Performance	(7)	—	—	—	—	—	—	5,782	(7)	781,784	(8)
	8/7/2008	SARs		1,084	—	15.77	8/7/2018	—	—	—		—
	12/15/2011	SARs		16,323	—	18.52	12/15/2021	—	—	—		—
	2/25/2013	SARs		5,535	—	39.93	2/25/2023	—	—	—		—
	3/3/2014	SARs		3,216	1,073	52.09	3/3/2024	—	—	—		—
	3/2/2015	SARs		2,017	2,017	77.42	3/2/2025	—	—	—		—
	2/29/2016	SARs		2,791	8,375	61.71	2/28/2026	—	—	—		—
	2/27/2017	SARs		—	6,515	97.53	2/27/2027	—	—	—		—
	3/3/2014	RSUs		—	—	—	—	768	103,841	—		—
	3/2/2015	RSUs		—	—	—	—	646	87,346	—		—
	2/29/2016	RSUs		—	—	—	—	1,914	258,792	—		—
	2/27/2017	RSUs		—	—	—	—	1,594	215,525	—		—
_______________

(1)
“Performance,” “SARs” and “RSUs” refer to Performance Units, SARs and RSUs, respectively, issued under the Stock and Cash Incentive Plan. “MAR SARs” refer to SARs issued under the Marriott International, Inc. Stock and Cash Incentive Plan. SARs with a grant date prior to November 21, 2011 are Distribution Awards (as defined below) that were granted effective November 21, 2011 and relate to MAR SARs with the grant dates indicated; the number of shares subject to, and the exercise prices of, such SARs reflect adjustments pursuant to the terms of the applicable plans and awards to reflect the Spin-Off. The awards retained the original terms and conditions after conversion.

(2)
Effective as of the completion of the Spin-Off, the holders of Marriott International SARs on the November 10, 2011 record date for the Spin-Off received SARs under the Stock and Cash Incentive Plan, in an amount consistent with the “Distribution Ratio” of one share of our common stock distributed in the Spin-Off for every ten shares of Marriott International common stock, with terms and conditions substantially similar to the terms and conditions applicable to the Marriott International SARs. We refer to the awards made pursuant to the Stock and Cash Incentive Plan with respect to these Marriott International awards as the “Distribution Awards.” The adjusted exercise price of each converted award was determined in order to preserve the aggregate intrinsic value of the SARs held by such persons. The exercise prices of Marriott International awards were adjusted based on the proportion of the Marriott International ex-distribution closing stock price to the sum of the total of the Marriott International ex-distribution and Marriott Vacations Worldwide “when issued” closing stock prices on the distribution date. The per share exercise price of each such Stock and Cash Incentive Plan converted award is equal to the proportion of the Marriott Vacations Worldwide “when issued” closing stock price on the distribution date to the sum of the total of the Marriott International ex-distribution and Marriott Vacations Worldwide “when issued” closing stock prices on the distribution date. With respect to each of the awards described above, after November 21, 2011, service with Marriott International and/or Marriott Vacations Worldwide will be treated as continuous service with respect to the awards. Thus, the vesting, exercisability and forfeiture of the awards generally will be determined taking into account all such service, including eligibility to be considered an approved retiree. Distribution Awards were made with respect to other forms of Marriott International awards outstanding on the record date; no named executive officer continues to hold any such award other than SARs.

(3)	SARs vest and become exercisable in equal annual increments beginning on the February 15th following the grant date.

(4)	RSUs vest in equal annual increments beginning on the February 15th following the grant date.

(5)
With respect to Performance Units granted on February 29, 2016, the number of shares that the named executive officer will receive will be determined after the end of the performance period on December 31, 2018 and will be based upon the achievement of specified levels of performance during that performance period. Number of shares shown represents the number of shares of our common stock that can be issued after the end of the performance period on December 31, 2018, based on target level of achievement with respect to certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 46,406 shares for Mr. Weisz (23,203 shares for performance at target level), 17,016 shares for Mr. Geller (8,508 shares for performance at target level), 10,828 shares for Mr. Cunningham (5,414 shares for performance at target level), 9,282 shares for Ms. Kane-Hanan (4,641 shares for performance at target level), and 9,282 shares for Mr. Miller (4,641 shares for performance at target level).

(6)
Calculated by multiplying $135.21, the closing market price of our common stock on December 29, 2017, by the number of Performance Units granted, assuming achievement at the target level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on Marriott Vacation Worldwide’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $6,274,555 for Mr. Weisz ($3,137,278 for performance at target level), $2,300,733 for Mr. Geller ($1,150,367 for performance at target level), $1,464,054 for Mr. Cunningham ($732,027 for performance at target level), $1,255,019 for Ms. Kane-Hanan ($627,510 for performance at target level), and $1,255,019 for Mr. Miller ($627,510 for performance at target level).

(7)
With respect to Performance Units granted on February 27, 2017, the number of shares that the named executive officer will receive will be determined after the end of the performance period on December 31, 2019 and will be based upon the achievement of specified levels of performance during that performance period. Number of shares shown represents the number of shares of our common stock that can be issued after the end of the performance period on December 31, 2019, based on maximum level of achievement with respect to certain performance targets discussed above. The number of shares of our common stock that can be issued ranges from 0 shares to 31,796 shares for Mr. Weisz (15,898 shares for performance at target level), 10,598 shares for Mr. Geller (5,299 shares for performance at target level), 6,986 shares for Mr. Cunningham (3,493 shares for performance at target level), 5,782 shares for Ms. Kane-Hanan (2,891 shares for performance at target level), and 5,782 shares for Mr. Miller (2,891 shares for performance at target level).

(8)
Calculated by multiplying $135.21, the closing market price of our common stock on December 29, 2017, by the number of Performance Units granted, assuming achievement at the maximum level of performance. The market value of the shares of our common stock that can be issued on the vesting date, based on Marriott Vacation Worldwide’s achievement of certain performance targets discussed above, ranges from $0 (if the minimum number of shares, 0 shares, were to be received) to $4,299,137 for Mr. Weisz ($2,149,569 for performance at target level), $1,432,956 for Mr. Geller ($716,478 for performance at target level), $944,577 for Mr. Cunningham ($472,289 for performance at target level), $781,784 for Ms. Kane-Hanan ($390,892 for performance at target level), and $781,784 for Mr. Miller ($390,892 for performance at target level).

Option Exercises and Stock Vested During Fiscal Year 2017
The following table shows information about option and SAR exercises and vesting of RSUs during fiscal year 2017.

	Option/SAR Awards		Stock Awards
	Number of Shares Acquired or Exercised	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
S. Weisz(3)	16,971	$2,075,600	29,124	$3,280,361
J. Geller(4)	12,689	1,525,800	10,365	1,151,751
R. Cunningham(5)	10,304	1,223,054	6,641	743,968
L. Kane-Hanan(6)	6,723	710,401	5,154	566,915
B. Miller(7)	—	—	4,948	542,219
_______________

(1)	The value realized upon exercise is based on the current trading price at the time of exercise.

(2)
For the Performance Units, the value realized upon vesting is based on the closing price of our common stock on the vesting date. For RSUs, the value realized upon vesting is based on the average of the high and low stock price on the vesting date.

(3)
Mr. Weisz acquired 16,971 shares of Marriott Vacations Worldwide common stock upon the exercise of 20,000 SARs. He acquired 14,963 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 2, 2015 and 14,161 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

(4)
Mr. Geller acquired 12,689 shares of Marriott Vacations Worldwide common stock upon the exercise of 15,000 SARs. He acquired 4,987 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 2, 2015 and 5,378 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

(5)
Mr. Cunningham acquired 8,868 shares of Marriott Vacations Worldwide common stock upon the exercise of 10,500 SARs and 1,436 shares of Marriott International common stock upon the exercise of 2,220 MAR SARs. He acquired 3,325 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 2, 2015 and 3,316 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

(6)
Ms. Kane-Hanan acquired 1,478 shares of Marriott Vacations Worldwide common stock upon the exercise of 1,744 SARs and 5,245 shares of Marriott International common stock upon the exercise of 7,800 MAR SARs. She acquired 2,355 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 2, 2015 and 2,799 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

(7)
Mr. Miller acquired 2,217 shares of Marriott Vacations Worldwide common stock upon the vesting of the Performance Units granted on March 2, 2015 and 2,731 shares of Marriott Vacations Worldwide common stock upon vesting of RSUs.

Nonqualified Deferred Compensation for Fiscal Year 2017
The following table discloses contributions, earnings, distributions and balances under the Deferred Compensation Plan and the Marriott Deferred Compensation Plan for the 2017 fiscal year. Our executives ceased to be eligible to make further contributions under the Marriott Deferred Compensation Plan as of the Spin-Off. We have agreed to reimburse Marriott International for any payments made to our employees under the Marriott Deferred Compensation Plan. Unless otherwise indicated, amounts relate to contributions, earnings, distributions and balances under the Deferred Compensation Plan.

Name	Plan(1)	Executive Contributions in Last FY(2)	Company Contributions in Last FY(3)	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
S. Weisz	DCP	$105,939	$22,222	$17,452	(5)	$—	$568,990	(6)
	MDCP	—	—	79,779	(5)	—	2,074,138	(7)
J. Geller	DCP	63,305	11,870	10,964	(5)	—	257,039	(6)
	MDCP	—	—	9,491	(5)	—	246,793	(7)
R. Cunningham	DCP	79,172	8,907	38,967	(5)	—	379,135	(6)
	MDCP	—	—	29,159	(5)	—	758,035	(7)
		—	—	28,113	(8)	—	72,237	(9)
L. Kane-Hanan	DCP	38,851	7,630	10,849	(5)	—	155,104	(6)
	MDCP	—	—	11,692	(5)	—	303,983	(7)
B. Miller	DCP	81,498	12,935	12,647	(5)	—	406,978	(6)
	MDCP	—	—	30,309	(5)	—	787,988	(7)

 _______________

(1)	“DCP” and “MDCP” refer to the Deferred Compensation Plan and the Marriott Deferred Compensation Plan, respectively.

(2)
The amounts in this column consist of elective deferrals by the named executive officers of salary for the 2017 fiscal year and non-equity incentive plan compensation for the 2016 fiscal year paid in 2017 under the Deferred Compensation Plan. All of these amounts that are attributable to 2017 salary are reported in the Summary Compensation Table, and all of the amounts that are attributable to 2016 non-equity incentive plan compensation were included in the 2016 Summary Compensation Table.

(3)
The amounts in this column consist of company contributions that were accrued during 2017 and credited to the participants’ accounts in 2018 under the Deferred Compensation Plan. All of these amounts are included in the Summary Compensation Table in the “All Other Compensation” column for 2017.

(4)
This column includes amounts in each named executive officer’s total Deferred Compensation Plan account balance as of the last day of the 2017 fiscal year, and do not take into account the amounts in the “Company Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal 2017 but credited to the participants’ accounts in 2018.

(5)
These amounts consist of the aggregate notional earnings during 2017 of each named executive officer’s account in the Deferred Compensation Plan or the Marriott Deferred Compensation Plan. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a fixed rate of interest in excess of 120 percent of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2017 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2017
	Deferred Compensation Plan	Marriott Deferred Compensation Plan
S. Weisz	$1,455	$16,614
J. Geller	551	1,977
R. Cunningham	213	6,072
L. Kane-Hanan	180	2,435
B. Miller	1,069	6,312

(6)
Of these amounts, the following were previously reported in the Summary Compensation Table of previously filed proxy statements: Mr. Weisz, $330,943; Mr. Geller, $175,209; Mr. Cunningham, $232,339; Ms. Kane-Hanan, $78,006; and Mr. Miller, $274,494.

(7)
Of these amounts, the following were previously reported in the Summary Compensation Table of previously filed proxy statements or in a Summary Compensation Table included in a Form 10 or Annual Report on Form 10-K: Mr. Weisz, $231,379; Mr. Geller, $82,146; Mr. Cunningham, $97,527; Ms. Kane-Hanan, $18,272; and Mr. Miller, $175,328.

(8)
This amount consists of the total of the increase in the value of 48.4 shares of Marriott Vacations Worldwide deferred bonus stock held by Mr. Cunningham during 2017 based on the difference between the Company’s 2017 fiscal year-end closing stock price of $135.21 and its 2016 fiscal year-end closing stock price of $84.85, and the increase in the value of 484 shares of Marriott International deferred bonus stock held by Mr. Cunningham during 2017 based on the difference between Marriott International’s 2017 fiscal year end closing price of $135.73 and its 2016 fiscal year-end closing stock price of $82.68. All of the shares of deferred bonus stock are fully vested and will be distributed to Mr. Cunningham in ten annual installments commencing on the January 2nd following the date on which he ceases being employed by the Company.

(9)
This amount consists of the value of 48.4 shares of Marriott Vacations Worldwide deferred bonus stock held by Mr. Cunningham based on the Company’s 2017 fiscal year-end closing stock price of $135.21, and the value of 484 shares of Marriott International deferred bonus stock held by Mr. Cunningham based on Marriott International’s fiscal year-end closing stock price of $135.73.

For 2017, we credited amounts subject to the fixed rate of return in participant plan accounts with a rate of return of 3.5 percent. For 2017, Marriott International credited participant plan accounts with a rate of return of 4.0 percent, determined largely based on Marriott International’s estimated long-term cost of borrowing. To the extent that either of these fixed rates exceeds 120 percent of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table. The terms of the Deferred Compensation Plan are described above under “Deferred Compensation Plan.” Under the Marriott Deferred Compensation Plan, the named executive officers could defer the receipt of up to 80 percent of their salary, bonus, non-equity incentive plan compensation and/or commissions, which amounts were immediately vested. In addition, the named executive officers were eligible to receive a discretionary match or other discretionary contributions, which were vested when made (other than discretionary contributions made for any year prior to 2009, which vested 25 percent per year for each year that the executive remained employed by Marriott International). Because our executives ceased to be eligible to make further contributions under the Marriott Deferred Compensation Plan as of the Spin-Off, no match or discretionary company contribution was received by any of the named executive officers for 2017.
Our named executive officers can receive a distribution of the vested portion of their Marriott Deferred Compensation Plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each plan year’s deferrals have a separate distribution election. Distributions payable upon termination of employment are payable as: (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment, in each case as elected by the executive. In the case of amounts of $10,000 or less, or when no election regarding the form of distribution was made, the distribution is made in a lump sum. The Spin-Off did not by itself trigger a distribution upon termination of employment under the Marriott Deferred Compensation Plan, and continued employment with the Company is treated as employment for purposes of the Marriott Deferred Compensation Plan.
Potential Payments Upon Termination or Change in Control
The following information relates to benefits that would have been paid or payable had a change in control occurred and/or a named executive officer’s employment with us terminated as of December 29, 2017, the last business day of our fiscal year. The table below reflects the intrinsic value of unvested stock awards, unvested Deferred Compensation Plan accounts and incentive payments under the Bonus Plan and Sales Incentive Plan that each named executive officer would have received upon retirement, disability, death, resignation, involuntary termination of employment, or a change in control as of December 29, 2017 (based on our closing stock price of $135.21 as of that date).

Name	Plan	Retirement(1)	Disability	Death	Resignation or Involuntary Termination(2)	Termination Following Change In Control(3)
S. Weisz	Cash Severance	$—	$—	$—	$—	$6,753,375
	Annual Bonus(4)	1,875,505	1,875,505	1,875,505	—	1,350,675
	Other Benefits(5)	—	—	—	—	30,469
	Equity Awards(6)	12,271,485	11,635,113	11,965,559	—	14,584,071
	Deferred Compensation Plan(7)	84,331	—	84,331	—	84,331
	Total	$14,231,321	$13,510,618	$13,925,395	$—	$22,802,921

J. Geller	Cash Severance	$—	$—	$—	$—	$2,219,392
	Annual Bonus(4)	—	788,755	788,755	—	554,848
	Other Benefits(5)	—	—	—	—	26,005
	Equity Awards(6)	—	2,628,408	4,298,558	—	5,208,218
	Deferred Compensation Plan(7)	—	—	41,915	—	41,915
	Total	$—	$3,417,163	$5,129,228	$—	$8,050,378

R. Cunningham	Cash Severance	$—	$—	$—	$—	$1,627,754
	Annual Bonus(4)	504,810	504,810	504,810	—	361,723
	Other Benefits(5)	—	—	—	—	25,880
	Equity Awards(6)	2,805,574	2,665,755	2,738,348	—	3,328,722
	Deferred Compensation Plan(7)	33,150	—	33,150	—	33,150
	Total	$3,343,534	$3,170,565	$3,276,308	$—	$5,377,229

L. Kane-Hanan	Cash Severance	$—	$—	$—	$—	$1,363,564
	Annual Bonus(4)	—	396,275	396,275	—	280,734
	Other Benefits(5)	—	—	—	—	16,619
	Equity Awards(6)	—	1,378,885	2,279,241	—	2,775,493
	Deferred Compensation Plan(7)	—	—	26,273	—	26,273
	Total	$—	$1,775,160	$2,701,789	$—	$4,462,683

Name	Plan	Retirement(1)	Disability	Death	Resignation or Involuntary Termination(2)	Termination Following Change In Control(3)
B. Miller	Cash Severance	$—	$—	$—	$—	$2,278,996
	Annual Bonus(4)	—	714,330	714,330	—	469,205
	Other Benefits(5)	—	—	—	—	26,624
	Equity Awards(6)	—	1,358,127	2,254,492	—	2,750,744
	Deferred Compensation Plan(7)	—	—	51,237	—	51,237
	Total	$—	$2,072,457	$3,020,059	$—	$5,576,806
_______________

(1)
Each of Mr. Weisz and Mr. Cunningham is eligible for “approved retiree” status under each of the Deferred Compensation Plan and the Stock and Cash Incentive Plan. Amounts in this column reflect the benefits each would receive if he ceased being employed by the Company for any reason on December 29, 2017 and satisfied the requirements of such plans for qualification as an approved retiree.

(2)
Upon resignation or termination with cause, no benefits would be payable. In addition, there are no contractual rights providing for payment upon a termination without cause other than in connection with a change in control. Any such payments would be based upon negotiation at the time of such termination.

(3)
As described above under “Change in Control Arrangements,” a named executive officer who participates in the Change in Control Plan and who executes a waiver and release of claims in favor of the Company will receive the following severance benefits if his or her employment is terminated involuntarily by the Company or any of its affiliates, other than due to Cause, Total Disability, or death, or is terminated by the named executive officer for Good Reason, in each case, within two years following a Change in Control of the Company: (1) a cash severance payment, payable in a lump sum, equal to two times (or three times, in the case of the President and Chief Executive Officer of the Company) the sum of his or her Base Salary and Target Bonus; (2) twenty-four months (or thirty-six months, in the case of the President and Chief Executive Officer of the Company) of Company-subsidized medical, dental and life-insurance coverage for such named executive officer and his or her spouse and dependents, at the same benefit level as provided to the executive immediately prior to the Change in Control, or the cash equivalent of the present value of such coverage (“Benefit Coverage”); (3) any unpaid salary or bonus as of the Termination date for any previously-completed fiscal year (“Earned Amounts”); (4) a pro-rata bonus for the fiscal year in which the named executive officer’s employment is terminated assuming achievement at the target level of performance; (5) vesting of all restricted stock, RSUs or other share-based awards in a form substantially similar to restricted stock or RSUs as of the Termination date; (6) vesting of all unvested or unexercisable options, SARs or other share-based awards in a form substantially similar to options or SARs, which will be exercisable until the earlier of the end of their original term or 12 months (or in the case of certain approved retirees, five years) following the Termination date; and (7) the vesting and immediate payment of all of other cash performance-based awards or other share-based awards subject to performance-based vesting criteria based on a presumed achievement of target levels of performance. No amounts are shown for Earned Amounts as we have assumed there would be no such amounts unpaid on the last day of the fiscal year. Certain terms in this footnote are defined above under “Change in Control Arrangements.”

(4)
Upon retirement after either reaching age 55 and completing ten continuous years of service or completing 20 years of continuous service, disability or death, the named executive officer would be entitled to a pro-rata bonus based on actual performance under the 2017 Bonus Plan. The amount shown with respect to annual bonus for each named executive officer is the actual payout amount for 2017. See Note 3 for a description of annual bonus amounts payable following a Change in Control.

(5)	Consists of the Benefit Coverage payable under the Change in Control Plan.

(6)
Upon retirement or permanent disability (as defined in the pertinent plan), a named executive officer may continue to vest in and receive distributions under outstanding stock awards for the remainder of their vesting period and may exercise options and SARs for up to five years in accordance with the awards’ original terms; provided however that upon permanent disability, the Performance Units will immediately vest assuming achievement at the target level of performance. Annual stock awards provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement means a termination of employment with retirement approval of the Compensation Policy Committee by an executive who had attained age 55 with 10 years of service. In all cases, however, the Compensation Policy Committee or its designee has the authority to revoke approved retiree status if an executive’s employment terminated for serious misconduct or was subsequently found to have engaged in competition or engaged in criminal conduct or other behavior that was actually or potentially harmful to the Company. A named executive officer who dies as an employee or approved retiree would immediately vest in his or her options, SARs and other stock awards. As of December 29, 2017, each of Mr. Weisz and Mr. Cunningham met the age and service conditions for retirement eligibility. The value of Performance Units vesting upon retirement is calculated by based on the probable outcome of the performance conditions as of December 29, 2017; the value of Performance Units vesting upon disability or death is calculated assuming achievement at the target level of performance is assumed. See Note 3 for a description of treatment of outstanding equity awards following a Change in Control.

(7)
Consists of the value of unvested employer credits under the Deferred Compensation Plan. The Company may credit participants’ accounts with employer credits that will vest at a rate of 25 percent per year on the first four anniversaries of the date the discretionary employer credit was allocated to the participant’s account, provided that the participant remains in continued service with the Company. Upon a change in control of the Company or a participant’s death or retirement after reaching age 55 and completing ten continuous years of service, all employer credits will immediately vest in full. Although the Marriott Deferred Compensation Plan also provided for employer credits, no named executive officer has unvested employer credits under the Marriott Deferred Compensation Plan.

The benefits reported in the table and narrative above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and options and vested Deferred Compensation Plan balances, and benefits available generally to salaried employees such as benefits under the 401(k) Plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. Amounts actually received if any of the named executive officers cease to be employed will vary based on factors such as the timing during the year of any such event, the price of the Company’s stock, the named executive officer’s age, and any changes to our benefit arrangements and policies. We may determine to provide additional or different benefits in connection with any executive’s termination.
Compensation Arrangements for Non-Employee Directors
In designing and implementing compensation programs applicable to our non-employee directors, our Compensation Policy Committee considered the advice and recommendations of its compensation consultant, Exequity LLP. In determining its recommendation to the Board with respect to compensation for our non-employee directors for 2017, the Compensation Policy Committee considered the external market pay practices of the same companies that comprised the peer group it considered with respect to the compensation of our executive officers for 2017 and generally looks to the median of such market data when making director compensation decisions.
For 2017, our compensation arrangements for our non-employee directors for service on our Board of Directors consisted of:

•	an annual cash retainer of $75,000 for each non-employee director other than the Chairman and $120,000 for the Chairman;

•	an annual cash retainer of $25,000 for the chairs of each of the Audit Committee, the Compensation Policy Committee and Nominating and Corporate Governance Committee;

•	an annual cash retainer of $10,000 for the members (other than the Chairs) of each of the Audit Committee, the Compensation Policy Committee and Nominating and Corporate Governance Committee;

•	an annual cash retainer of $25,000 for the Lead Independent Director; and

•	an annual equity grant (the “Non-Employee Director Share Awards”) with a grant date value of $125,000 for each non-employee director other than the Chairman and $200,000 for the Chairman.
The Non-Employee Director Share Awards vest immediately upon grant. Non-Employee Director Share Awards granted prior to 2016 represent the right to receive shares of the Company’s common stock upon a director’s completion of Board service. Since 2016, a non-employee director who has achieved the ownership level required by our stock ownership guidelines at such time (without giving effect to any time permitted for achievement) has been permitted to elect one of the following options with respect to each grant of Non-Employee Director Share Awards:

•
to receive the Non-Employee Director Share Awards in the form of stock units with terms, including regarding the payment of dividends, as specified in the Stock and Cash Incentive Plan, with distribution in the form of shares of the Company’s common stock to occur as elected by the non-employee director as permitted pursuant to Stock and Cash Incentive Plan; or

•	to receive the Non-Employee Director Share Awards in the form of shares of the Company’s common stock, to be issued as soon as practicable following the grant date.
If no election is made, Non-Employee Director Share Awards will represent the right to receive shares of the Company’s common stock upon a director’s completion of Board service. When the Company pays a cash dividend, a corresponding dividend equivalent payment is paid in cash with respect to the Non-Employee Director Share Awards. Non-Employee Director Share Awards cannot be transferred or assigned, and the director has no voting rights in the shares of common stock underlying the awards until such time as such shares are distributed to the non-employee director.
The following table summarizes the compensation paid to our non-employee directors during the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3)	Total
William J. Shaw	$120,000	$200,055	$—	$320,055
C.E. Andrews	95,000	125,020	—	220,020
Raymond L. Gellein, Jr.	105,000	125,020	—	230,020
Thomas J. Hutchison III	120,000	125,020	98	245,118
Melquiades R. Martinez	125,000	125,020	378	250,398
William M. McCarten	120,000	125,020	302	245,322
Dianna F. Morgan	95,000	125,020	—	220,020
_______________

(1)
In lieu of his annual cash retainer for 2017, Mr. Hutchison elected to receive stock units, which were granted on each date on which he would have received a cash payment and which had a value on each grant date equal to the amount of such cash payment. Prior to the start of each calendar year, directors may elect to receive their cash retainer and committee fees in the form of equity awards.

(2)
Mr. Hutchison elected to receive his Non-Employee Director Share Awards for 2017 in the form of stock units with terms as specified in the Stock and Cash Incentive Plan, with distribution in the form of shares of the Company’s common stock to occur three years from the date of grant. Mr. Martinez elected to receive the Non-Employee Director Share Awards for 2017 in the form of shares of the Company’s common stock that were issued as soon as practicable following the grant date. The following table indicates the number of outstanding equity awards held by each non-employee director as of December 31, 2017:

Name	Award Type	Number of Securities Underlying Unexercised Options/SARs		Number of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Vested
		Exercisable	Unexercisable
William J. Shaw	Non-Employee Director	—	—	—	26,014.0
C.E. Andrews	Non-Employee Director	—	—	—	8,805.0
Raymond L. Gellein, Jr.	Non-Employee Director	—	—	—	16,094.0
Thomas J. Hutchison III	Stock Units	—	—	—	4,163.0
	Non-Employee Director	—	—	—	16,094.0
Melquiades R. Martinez	Non-Employee Director	—	—	—	12,837.0
William W. McCarten	Non-Employee Director	—	—	—	16,094.0
Dianna F. Morgan	Non-Employee Director	—	—	—	8,805.0

(3)
The values reported equal the excess of the return on amounts credited to accounts in the Deferred Compensation Plan at the annually designated rate of return over 120 percent of the applicable federal long-term rate.

Deferred Compensation Plan
Our non-employee directors are eligible to participate in the Deferred Compensation Plan. A non-employee director may defer receipt of all or part of any non-employee director fees until such future date as he or she elects in accordance with the terms of the Deferred Compensation Plan. A non-employee director may elect to receive his or her deferred amounts in a lump sum or in installments over five, ten, fifteen or twenty years at either a separation from service or upon any of the first five anniversaries of a separation from service. Alternatively, he or she may elect to receive his or her deferred amounts in a lump sum in January of a specified year.

For 2017, at least 25 percent of a participant’s contributions to the Deferred Compensation Plan was required to be subject to a fixed rate of return, which was 3.5 percent for that year. With respect to up to 75 percent of their contributions, participants were able to select a rate of return based on various market-based investment alternatives, such as mutual funds with various investment profiles, and were also able to select such a rate for up to 75 percent of their existing account balances. To support our ability to meet our obligations under the Deferred Compensation Plan, we acquired insurance on the lives of certain participants in the Deferred Compensation Plan, the proceeds of which are payable to a trust of which the Company is the grantor. For 2018, participants may select a rate of return based on market-based investment alternatives for up to 100 percent of their contributions and existing balances. Earnings under the Deferred Compensation Plan that were credited at a fixed rate of interest in excess of 120 percent of the applicable federal long-term rate are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.
Clawbacks
Under our clawback policy, the Board may recoup any compensation received by a director who has engaged in conduct that violates our Business Conduct Guide or in willful misconduct or fraud that causes harm to the Company. Compensation received up to three years prior to the willful misconduct or fraud and after the date of the adoption of the policy is subject to potential recoupment under the policy.
Stock Ownership Guidelines
Under our stock ownership guidelines, non-employee directors are to own shares of our stock with a value equal to five times their Board cash retainer for the fiscal year for which compliance is being evaluated. For purposes of determining compliance with the guidelines, the following are considered shares owned by the director: shares owned by the director and his or her spouse; shares held by a trust any beneficiaries of which are the director or his or her family members; shares held jointly with others; restricted stock awards; restricted stock unit awards; Non-Employee Director Share Awards; and share equivalents deferred in accordance with our plans. Options and stock appreciation rights are not considered owned by the director. The Compensation Policy Committee receives an annual report of the ownership achieved by each director as of the end of the fiscal year, with the achievement level determined by reference to the average of the closing prices of our common stock for the 20 trading days ending on the last trading day of the fiscal year. As of the end of 2017, all directors were in compliance with the guidelines.
Pledging and Derivative Transactions
Directors are prohibited from including Marriott Vacations Worldwide stock or other securities in a margin account or pledging such securities as collateral for a loan. We also have a policy which prohibits all directors from shorting the sale of our stock or securities, or from buying, selling, writing or otherwise entering into any other “derivative” transaction related to our stock or securities, including options, warrants, puts, calls, and similar rights.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders	1,449,693	(1)	$47.25	1,855,582	(2)
Equity compensation plans not approved by shareholders	—		—	—
Total	1,449,693		$47.25	1,855,582
_______________

(1)
Includes 782,519 shares of outstanding RSUs, deferred stock bonus and Non-Employee Director Share Awards awarded under the Stock and Cash Incentive Plan that are not included in the calculation of the Weighted-Average Exercise Price column.

(2)	Consists of 1,395,540 shares available for issuance under the Stock and Cash Incentive Plan and 460,042 shares available under the ESPP.

STOCK OWNERSHIP
Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners
The table below sets forth the beneficial ownership of the Company’s common stock by our directors and executive officers as of March 9, 2018 (unless otherwise noted), as well as additional information about beneficial owners of more than five percent of the Company’s common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. The address of each director and executive officer is Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821.
Note on Various Marriott Family Holdings
SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. As of March 9, 2018, the aggregate total beneficial ownership of the parties listed under the heading “Marriott Family” is approximately 16.5 percent of our outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.
Stock Ownership of Certain Beneficial Owners

Name	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Directors and Nominees:
C.E. Andrews	8,805.0	(2)	*
Raymond L. Gellein, Jr.	16,094.0	(2)	*
Thomas J. Hutchison III	20,457.0	(2)	*
Melquiades R. Martinez	12,837.0	(2)	*
William W. McCarten	18,060.0	(2)(3)	*
Dianna F. Morgan	8,805.0	(2)	*
William J. Shaw	163,729.0	(2)	*
Stephen P. Weisz	327,962.1	(4)(5)	1.2%

Named Executive Officers:
R. Lee Cunningham	48,926.3	(4)	*
John E. Geller, Jr.	109,585.0	(4)	*
Lizabeth Kane-Hanan	52,423.1	(4)	*
Brian E. Miller	42,016.9	(4)	*

All Directors and Executive Officers as a Group:
(16 persons)	935,546.4	(6)	3.5%

Marriott Family:
J.W. Marriott, Jr.	2,593,250.0	(7)(8)(9)	9.7%
Deborah M. Harrison	2,076,060.2	(7)(10)	7.8%
David S. Marriott	2,070,249.0	(7)(11)	7.8%
Juliana B. Marriott	2,022,681.0	(7)(12)	7.6%
The Juliana B. Marriott Marital Trust	2,009,963.0	(7)(13)	7.6%
Nicole Marriott Avery	2,007,797.0	(7)(14)	7.6%
Stephen Blake Marriott	2,004,383.7	(7)(15)	7.5%
JWM Family Enterprises, Inc.	2,002,797.0	(7)	7.5%
JWM Family Enterprises, L.P.	2,002,797.0	(7)	7.5%
Richard E. Marriott	1,949,623.0	(8)(16)	7.3%

Name	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Other Five Percent Beneficial Owners:
BlackRock, Inc.	2,879,448.0	(17)	10.8%
BAMCO, Inc.	2,164,214.0	(18)	8.1%
The Vanguard Group, Inc.	1,996,067.0	(19)	7.5%
Dimensional Fund Advisors LP	1,882,703.0	(20)	7.1%
* Less than 1 percent.

(1)	Based on the number of shares outstanding (26,560,789) on March 9, 2018, plus the number of shares acquirable by the specified persons within 60 days of March 9, 2018, as described below.

(2)
Includes shares subject to Non-Employee Director Share Awards currently exercisable or exercisable within 60 days after March 9, 2018, as follows: Mr. Andrews, 8,805 shares; Mr. Gellein, 16,094 shares; Mr. Hutchison, 16,094 shares; Mr. Martinez, 12,837 shares; Mr. McCarten, 16,094 shares; Ms. Morgan, 8,805 shares; and Mr. Shaw, 26,014 shares. With respect to Mr. Hutchison, also includes shares subject to 4,163 stock units (“Non-Employee Director Stock Units”) issued to Mr. Hutchison in lieu of annual cash retainers, which are currently exercisable or exercisable within 60 days after March 9, 2018.

(3)	Includes 1,966 shares held by a limited liability corporation in which Mr. McCarten owns a 2 percent interest and acts as Manager.

(4)
Includes shares subject to SARs currently exercisable or exercisable within 60 days after March 9, 2018, as follows: Mr. Weisz, 138,638 shares; Mr. Cunningham, 25,955 shares; Mr. Geller, 36,420 shares; Ms. Kane-Hanan, 26,630 shares; and Mr. Miller, 27,333 shares. For purposes of determining the number of shares subject to SARs that are beneficially owned by each such person, we have calculated the number of shares that such person could obtain by exercising all vested SARs on March 9, 2018, based on the closing price of our common stock on that date ($148.21).

(5)	Includes 20,860 shares held by two grantor-retained annuity trusts and 513 shares held in a revocable trust of which Mr. Weisz’s spouse is the trustee and Mr. Weisz is the beneficiary.

(6)
Includes an aggregate of 459,464 shares subject to SARs, Non-Employee Director Share Awards and Non-Employee Director Stock Units currently exercisable or exercisable within 60 days after March 9, 2018. For purposes of determining the number of shares subject to SARs that are beneficially owned, we have calculated the number of shares that such persons could obtain by exercising all vested SARs on March 9, 2018, based on the closing price of our common stock on that date ($148.21).

(7)
Includes the following 2,002,797 shares that J.W. Marriott, Jr., Deborah M. Harrison, David S. Marriott, Stephen Blake Marriott, Juliana B. Marriott, the Juliana B. Marriott Marital Trust, Nicole Marriott Avery, JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 919,999 shares owned by Thomas Point Ventures, L.P.; (b) 290,402 shares owned by Terrapin Limited Holdings, LLC; (c) 744,896 shares owned by JWM Family Enterprises, L.P.; and (d) 47,500 shares owned by Anchorage Partners, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr., Deborah M. Harrison, David S. Marriott, Stephen Blake Marriott, Juliana B. Marriott and Nicole Marriott Avery are directors, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and the sole member of Terrapin Limited Holdings, LLC, a limited liability company. The address for the corporation, the three limited partnerships and the limited liability company is 9737 Washingtonian Boulevard, Suite 404, Gaithersburg, Maryland 20878. Each of J.W. Marriott, Jr., Deborah Marriott Harrison, David S. Marriott, Stephen Blake Marriott, Juliana B. Marriott, The Juliana B. Marriott Marital Trust and Nicole Marriott Avery disclaims beneficial ownership of the foregoing shares in excess of such holder’s pecuniary interest.

(8)
Includes 266,922 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned held by seven trusts for the benefit of their children and grandchildren, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees. Each of J.W. Marriott, Jr. and Richard E. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(9)
Includes the following 323,531 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (7) and (8): (a) 50,526 shares held in a revocable trust, for which J.W. Marriott, Jr. serves as the sole trustee; (b) 28,576 shares held in a revocable trust, for which the spouse of J.W. Marriott, Jr. serves as the sole trustee; (c) 25,000 shares owned by six trusts for the benefit of the grandchildren and great-

grandchildren of J.W. Marriott, Jr., for which the spouse of J.W. Marriott, Jr. serves as a co-trustee; (d) 171,019 shares held by three trusts for the benefit of J.W. Marriott, Jr.’s children, for which his spouse serves as a co-trustee; (e) 4,955 shares held by three trusts for the benefit of grandchildren of J.W. Marriott, Jr., for which the spouse of J.W. Marriott, Jr. serves as a co-trustee; (f) 2,500 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees; and (g) 40,955 shares subject to SARs currently exercisable or exercisable within 60 days after March 9, 2018 (for purposes of determining the number of shares subject to SARs that are beneficially owned, we have calculated the number of shares that J.W. Marriott, Jr. could obtain by exercising all vested SARs on March 9, 2018, based on the closing price of our common stock on that date ($148.21)). J.W. Marriott, Jr.’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. J.W. Marriott, Jr. disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(10)
Includes the following 73,263.2 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnote (7): (a) 13,675.2 shares held directly by Ms. Harrison; (b) 13,700 shares held by two trusts for the benefit of Ms. Harrison’s children, for which Ms. Harrison serves as trustee; (c) 502 shares held by two trusts for the benefit of Ms. Harrison’s grandchildren, for which Ms. Harrison’s spouse and another individual serve as trustees; (d) 2,688 shares held by a limited liability company for which Ms. Harrison’s spouse serves as manager; (e) 25,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which Ms. Harrison serves as a co-trustee; and (f) 17,698 shares held by three trusts for the benefit of children of her brother, for which Ms. Harrison serve as a trustee. Ms. Harrison’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. Ms. Harrison disclaims beneficial ownership of the foregoing shares in excess of her pecuniary interest.

(11)
Includes the following 67,452 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (7): (a) 21,557 shares held directly; (b) 533 shares held by David S. Marriott’s spouse; (c) 8,096 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott and his spouse serve as co-trustees; (d) 25,000 shares owned by six trusts for the benefit of the grandchildren and great-grandchildren of J.W. Marriott, Jr., for which David S. Marriott serves as a co-trustee; (e) 7,166 shares held by the Juliana B. Marriott Marital Trust, of which David S. Marriott is a trustee; (f) 4,132 shares owned by two trusts for the benefit of Juliana B. Marriott’s children, for which David S. Marriott serves as a co-trustee; and (g) 968 shares subject to SARs currently exercisable or exercisable within 60 days after March 9, 2018 (for purposes of determining the number of shares subject to SARs that are beneficially owned, we have calculated the number of shares that David S. Marriott could obtain by exercising all vested SARs on March 9, 2018, based on the closing price of our common stock on that date ($148.21)). David S. Marriott’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. David S. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(12)
Includes the following 19,884 shares that Juliana B. Marriott reports as beneficially owned in addition to the shares referred to in footnote (7): (a) 4,282 shares held directly; (b) 7,166 shares held by the Juliana B. Marriott Marital Trust, of which Ms. Marriott is a trustee; (c) 4,304 shares owned by two trusts for the benefit of Ms. Marriott’s children, for which Juliana B. Marriott serves as trustee; and (d) 4,132 shares owned by two trusts for the benefit of Ms. Marriott’s children, for which Juliana B. Marriott serves as a co-trustee. Juliana B. Marriott’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. Juliana B. Marriott disclaims beneficial ownership of the foregoing shares in excess of her pecuniary interest.

(13)
Includes 7,166 shares held directly that the Juliana B. Marriott Marital Trust reports as beneficially owned in addition to the shares referred to in footnote (7). The address of The Juliana B. Marriott Marital Trust is c/o Jacqueline M. Perry, JWM Family Enterprises, 9737 Washingtonian Boulevard, Suite 404, Gaithersburg, Maryland 20878.

(14)
Includes 5,000 shares held directly that Nicole Marriott Avery reports as beneficially owned in addition to the shares referred to in footnote (7). Nicole Marriott Avery’s address is c/o JWM Family Enterprises, 9737 Washingtonian Boulevard, Suite 404, Gaithersburg, Maryland 20878.

(15)
Includes the following 1,586.7 shares that Stephen Blake Marriott reports as beneficially owned in addition to the shares referred to in footnote (7): (a) 1,427.7 shares held directly; and (b) 159 shares owned by a trust for the benefit of Stephen Blake Marriott’s nephew, for which Stephen Blake Marriott is a co-trustee. Stephen Blake Marriott’s address is Marriott International, 10400 Fernwood Road, Bethesda, Maryland 20817. Stephen Blake Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(16)
Includes the following 1,682,701 shares that Richard E. Marriott reports as beneficially owned, in addition to the shares referred to in footnote (8): (a) 1,393,083 shares held by two grantor-retained annuity trusts; (b) 214,424 shares held by a revocable trust for which Richard E. Marriott serves as the sole trustee, (c) 28,326 shares held by a revocable trust for which Richard E. Marriott’s spouse serves as the sole trustee; (d) 45,168 shares owned by a trust for the benefit of one of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; and (e) 1,700 shares held by a trust established for the benefit of J.W. Marriott Jr., for which Richard E. Marriott serves as sole trustee. Richard E. Marriott’s address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817. Richard E. Marriott disclaims beneficial ownership of the foregoing shares in excess of his pecuniary interest.

(17)
Based solely on the information contained in Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc., in which BlackRock, Inc. reported sole voting power as to 2,832,620 shares and sole dispositive power as to 2,879,448 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(18)
Based solely on the information contained in Schedule 13G/A filed with the SEC on February 14, 2018 by BAMCO, Inc. (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (“Baron”). BAMCO reported shared voting power as to 1,820,302 shares and shared dispositive power as to 2,008,502 shares, BCG and Ronald Baron reported shared voting power as to 1,974,014 shares and shared dispositive power as to 2,162,214 shares, and BCM reported shared voting and dispositive power as to 153,712 shares. The address of BAMCO, BCG, BCM and Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(19)
Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported sole voting power as to 40,360 shares, shared voting power as to 3,200 shares, sole dispositive power as to 1,954,470 shares, and shared dispositive power as to 41,597 shares. Vanguard reported that its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned 38,397 and 5,163 shares, respectively, as a result of serving as investments managers. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(20)
Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported sole voting power as to 1,820,185 shares and sole dispositive power as to 1,882,703 shares, all of which shares are owned by four investment companies to which Dimensional provides investment advice. Dimensional disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of a registered class of our equity securities (the “Reporting Persons”) to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, we seek to assist our directors and executives by monitoring transactions and completing and filing reports on their behalf.
Based solely on a review of SEC filings furnished to us and written representations that no other reports were required, we believe all Reporting Persons timely filed the required reports during our 2017 fiscal year, except for one Form 4 for Stephen P. Weisz reporting receipt of 513 shares by Mr. Weisz’s spouse through inheritance that was filed late due to an administrative error.
TRANSACTIONS WITH RELATED PERSONS
Policy on Transactions and Arrangements with Related Persons
We have adopted a written policy for approval of transactions and arrangements between the Company and “Related Persons,” which include our current and recent former directors, director nominees, current and recent former executive officers, greater than five percent shareholders, and immediate family members of any of the foregoing, where the amount involved exceeds, or may be expected to exceed, $120,000.
The policy provides that the Nominating and Corporate Governance Committee will review the material facts of transactions subject to the policy and determine whether or not to approve or ratify those transactions. In determining whether to approve or ratify a transaction subject to the policy, the Committee will take into account, among other factors, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the materiality of the related person’s interest in the transaction. No director, officer or associate of the Company who has, or whose immediate family member has, any direct or indirect interest in the transaction may play any role in negotiating, approving, making decisions for or administering such transaction on our behalf. In the case of ongoing transactions between us and a related party, the Nominating and Corporate Governance Committee may establish guidelines for our management to follow in dealings with the related party and, if the Committee establishes such guidelines, it must assess the ongoing relationship in light of those guidelines on at least an annual basis.
The Nominating and Corporate Governance Committee has pre-approved under the policy certain transactions with related persons that meet specific criteria. A summary of certain new transactions we enter into that were pre-approved under the policy is required to be provided to the Nominating and Corporate Governance Committee at its regularly scheduled meetings. Pre-approved transactions are limited to:

•
ordinary course sales of vacation ownership, fractional or similar ownership interests with specified maximum dollar thresholds at prices that are no lower than those available under Company-wide employee discount programs;

•
employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers and directors, are subject to required proxy statement disclosure;

•	certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both our Corporate Governance Policies and the NYSE Listing Standards;

•
certain transactions with Marriott International in the ordinary course of business, if the interest of J.W. Marriott, Jr. or any of his immediate family members only arises from ownership of less than 20 percent of the Company’s common stock and from a relationship with Marriott International as an employee, director and/or beneficial owner of less than 20 percent of Marriott International’s shares, and all holders of each of our common stock and Marriott International’s common stock, respectively, will receive the same benefit on a pro rata basis;

•	transactions where the related party’s interest arises solely from ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis;

•
certain transactions involving less than (1) $500,000, with respect to a transaction consisting of compensation arrangements for a Related Person who is employed by the Company or its subsidiaries, or (2) $250,000, with respect to any other transaction, in each case that are approved by at least two members of the Corporate Growth Committee (an internal management committee whose members include our Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers) who do not have any direct or indirect interest in the transaction and the approving committee members determine the transaction is on terms no less favorable to us than would be available to unrelated third parties under similar circumstances;

•	transactions where the rates or charges involved are determined by competitive bids, or fixed in conformity with law or governmental authority; and

•	transactions involving banking-related services such as transfer agent, registrar, trustee under a trust indenture or similar services.
Certain Relationships and Potential Conflicts of Interest
Since the Spin-Off, we have employed Scott Weisz, son of Stephen P. Weisz, our President and Chief Executive Officer. Scott Weisz has been Vice President, Asset Management, since September 2014; prior to that time he was Senior Director, Asset Management. During 2017, Mr. Scott Weisz received compensation from the Company in the aggregate amount of $263,934 (which includes base salary, bonus, the value of stock-based awards and other compensation). We have determined this compensation based on reference to market compensation paid to individuals in similar positions at other companies and/or the compensation paid to non-family members in similar positions at the Company.
In December 2017, R. Lee Cunningham, our Executive Vice President and Chief Operating Officer, purchased from us a unit at our Marriott’s Kauai Lagoons - Kalanipu’u resort in Hawaii for $1.75 million. As contemplated by our policy for approval of transactions and arrangements between the Company and Related Persons, the Nominating and Corporate Governance Committee considered and approved the transaction.
SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR DIRECTORS FOR THE 2019 ANNUAL MEETING
A shareholder who intends to introduce a proposal for consideration at our 2019 Annual Meeting of Shareholders may seek to have that proposal and a statement in support of the proposal included in our Proxy Statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Exchange Act. Additionally, in order to be eligible for inclusion in our Proxy Statement, the shareholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than December 4, 2018, and must satisfy the other requirements of Rule 14a-8. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in our Proxy Statement.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8. Our Bylaws provide that any such proposals or nominations must be submitted to us not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such shareholder’s notice must be submitted in writing not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Accordingly, shareholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2019 Annual Meeting of Shareholders must give notice of their intention to do so in writing to our Corporate Secretary on or before February 14, 2019, but no sooner than January 15, 2019. The shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock as required by the Company’s Bylaws. Shareholder proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.
OTHER INFORMATION
This Proxy is solicited on behalf of the Board of Directors. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained D.F. King & Co., Inc. to assist in distribution of these proxy materials and soliciting proxy voting instructions, at an estimated cost not to exceed $7,000, plus reasonable expenses. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, telegram, facsimile, or other electronic or other means. Broadridge Financial Services, Inc. will request that brokerage houses, banks and other custodians forward the proxy materials to beneficial owners of our common stock. We will reimburse brokerage houses, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Broadridge Financial Services, Inc. will act as proxy tabulator.
If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice Regarding the Availability of Proxy Materials or set of proxy materials for each company in which you hold stock through that broker or bank unless you respond with contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the broker or bank will send only one copy of the notice regarding the availability of proxy materials to your address. You may revoke your consent to householding at any time by contacting Broadridge Financial Services, Inc. either by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. In any event, if you did not receive an individual copy of the Notice Regarding the Availability of Proxy Materials, or if you wish to receive individual copies of the Notice Regarding the Availability of Proxy Materials or our proxy materials for future meetings, we will promptly send a copy to you if you write to Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821, Attention: Investor Relations or call Investor Relations at 407-206-6000. If you and other residents at your mailing address are registered shareholders and you receive more than one copy of the Notice Regarding the Availability of Proxy Materials, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Computershare, P.O. Box 505000, Louisville, Kentucky, 40233-5000.
Any shareholder who would like a copy of our 2017 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott Vacations Worldwide Corporation, 6649 Westwood Boulevard, Orlando, Florida, 32821. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriottvacationsworldwide.com) by clicking on “Financial Information” and then “SEC Filings.”

Appendix A
MARRIOTT VACATIONS WORLDWIDE CORPORATION
Reconciliation of Non-GAAP Measures to GAAP Measures
(Unaudited)
In this Proxy Statement, we present Adjusted EBITDA, a financial measure that is not prescribed by GAAP. The table below reconciles Adjusted EBITDA to net income, which is the most directly comparable GAAP financial measure. Although we evaluate and present Adjusted EBITDA for the reasons described below, and because it is a financial objective with respect to which amounts payable under the Bonus Plan may be earned by our named executive officers, please be aware that Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income or any other comparable performance measure calculated in accordance with GAAP. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.
EBITDA is defined as earnings, or net income, before interest expense (excluding consumer financing interest expense), income taxes, depreciation and amortization. For purposes of our EBITDA and Adjusted EBITDA calculations, we do not adjust for consumer financing interest expense because the associated debt is secured by vacation ownership notes receivable that have been sold to bankruptcy remote special purpose entities and is generally non-recourse to us. Further, we consider consumer financing interest expense to be an operating expense of our business. We consider EBITDA and Adjusted EBITDA to be indicators of operating performance, which we use to measure our ability to service debt, fund capital expenditures and expand our business. We also use EBITDA and Adjusted EBITDA, as do analysts, lenders, investors and others, because these measures exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA and Adjusted EBITDA also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Adjusted EBITDA reflects additional adjustments for certain items described below, and excludes non-cash share-based compensation expense to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted. We evaluate Adjusted EBITDA as an indicator of operating performance because it allows for period-over-period comparisons of our on-going core operations before the impact of the excluded items. Together, EBITDA and Adjusted EBITDA facilitate our comparison of results from our on-going core operations before the impact of these items with results from other vacation ownership companies.

	Fiscal Years
($ in thousands)	2017	2016	2015
Net income	$226,778	$137,348	$122,799
Interest expense	9,572	8,912	12,810
Tax (benefit) provision	(895)	85,580	83,698
Depreciation and amortization	21,494	21,044	22,217
EBITDA	256,949	252,884	241,524
Non-cash share-based compensation	16,286	13,949	14,142
Certain items	6,805	(5,456)	(5,594)
Adjusted EBITDA	$280,040	$261,377	$250,072
The “certain items” excluded from Adjusted EBITDA for 2017 consisted of $8.7 million in net insurance proceeds related to the settlement of business interruption insurance claims arising from Hurricane Matthew, $6.5 million of variable compensation expense related to the impact of the Hurricane Irma and Hurricane Maria, $4.2 million of litigation settlement expenses, $1.8 million of acquisition costs, a charge of $1.3 million associated with the estimated property damage insurance deductibles and impairment of property and equipment at several of our resorts, primarily in Florida and the Caribbean, that were impacted by Hurricane Irma and Hurricane Maria, $1.2 million of variable compensation expense related to the impact of Hurricane Matthew and $0.4 million of miscellaneous losses and other expense. In the aggregate, these exclusions increased EBITDA by $6.8 million.
The “certain items” excluded from Adjusted EBITDA for 2016 consisted of $11.2 million of gains and other income not associated with our ongoing core operations, $4.9 million of acquisition costs, $1.4 million of Hurricane Matthew related expenses, $0.3 million of profit from the operations of the portion of the property we acquired in Surfers Paradise, Australia in 2015 that we

A-1

sold in the second quarter of 2016, and a $0.3 million reversal of litigation settlement expense. In the aggregate, these exclusions decreased EBITDA by $5.5 million.
The “certain items” excluded from Adjusted EBITDA for 2015 consisted of $9.6 million of gains and other income not associated with our on-going core operations, $8.4 million of transaction costs associated with acquisitions, $5.9 million of development profit from the disposition of units in Macau as whole ownership residential units rather than through our Marriott Vacation Club, Asia Pacific points program, $1.8 million of refurbishment costs, $1.6 million of profit from the operations of the portion of the property we acquired in Surfers Paradise, Australia in 2015 that we sold in the second quarter of 2016, $1.2 million of organizational and separation related costs, $0.3 million of impairment charges and a $0.2 million reversal of litigation settlement expense. In the aggregate, these exclusions decreased EBITDA by $5.6 million.

A-2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

MARRIOTT VACATIONS WORLDWIDE CORPORATION 6649 WESTWOOD BOULEVARD ORLANDO, FL 32821

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E42019-P06838 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARRIOTT VACATIONS WORLDWIDE CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Melquiades R. Martinez
	02)	Stephen P. Weisz

The Board of Directors recommends that you vote FOR the following proposals:							For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for its 2018 fiscal year						☐	☐	☐
3.	An advisory resolution to approve executive compensation as described in the Proxy Statement for the Annual Meeting						☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as name appears on the records of Marriott Vacations Worldwide Corporation and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

E42020-P06838

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 15, 2018

The undersigned holder of common stock of Marriott Vacations Worldwide Corporation, a Delaware corporation (the "Company"), hereby appoints Stephen P. Weisz and James H Hunter, IV, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, Florida 32837, on May 15, 2018, at 9:00 a.m., Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director, FOR proposal 2 and FOR proposal 3, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee for director, FOR proposal 2 and FOR proposal 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side